Exhibit 10.2

LIMITED LIABILITY COMPANY AGREEMENT

OF

CHP MONTECITO PARTNERS I, LLC

THE INTERESTS OF THE MEMBERS ISSUED UNDER THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE OR THE DISTRICT OF COLUMBIA. NO RESALE OR TRANSFER OF AN INTEREST BY A MEMBER IS PERMITTED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT AND ANY APPLICABLE FEDERAL OR STATE SECURITIES LAWS, AND ANY VIOLATION OF SUCH PROVISIONS COULD EXPOSE THE SELLING OR TRANSFERRING MEMBER AND THE COMPANY TO LIABILITY.

Dated as of January 16, 2013

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6.5	Capital of the Company	26
6.6	Limited Liability of Members	26
6.7	Financing.	26

ARTICLE 7 CAPITAL ACCOUNTS, PROFITS AND LOSSES AND ALLOCATIONS		27
7.1	Capital Accounts.	27
7.2	General Allocation Rules	28
7.3	Special Allocations	29
7.4	Income Tax Elections	32
7.5	Income Tax Allocations.	32
7.6	Transfers During Fiscal Year	33
7.7	Election to be Taxed as Association	33
7.8	Assignees Treated as Members	33

ARTICLE 8 DISTRIBUTIONS OF NET OPERATING CASH FLOW AND CAPITAL PROCEEDS		33
8.1	Distributions of Net Operating Cash Flow	33
8.2	Distribution of Capital Proceeds	34
8.3	Distribution Calculations	34
8.4	Repayment of Member Loans, Reconciliation Amounts and Other Payments.	34
8.5	Liquidation	35

ARTICLE 9		35

DISPOSITION OF INTERESTS		35
9.1	Limitations on Assignments of Interests by Members	35
9.2	Assignment Binding on Company	35
9.3	Substituted Members.	36
9.4	Acceptance of Prior Acts	36
9.5	Permitted Transfers.	36

ARTICLE 10 DISSOLUTION OF THE COMPANY; WINDING UP AND DISTRIBUTION OF ASSETS		39
10.1	Dissolution.	39
10.2	Winding Up.	40
10.3	Distribution of Assets	40

ARTICLE 11 AMENDMENTS		40
11.1	Amendments	40
11.2	Additional Members	40
11.3	Documentation	41

ARTICLE 12 BUY-SELL; RIGHT OF FIRST OFFER		41
12.1	Buy Sell.	41
12.2	Right of First Offer.	42
12.3	Closing.	43
12.4	Release from Guaranties	45

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12.5	Enforcement	45
12.6	Financing	45

ARTICLE 13 MISCELLANEOUS		45
13.1	Further Assurances	45
13.2	Notices.	45
13.3	Headings and Captions	47
13.4	Variance of Pronouns	47
13.5	Counterparts	47
13.6	Governing Law; Litigation, Jurisdiction and Waiver of Jury Trial.	48
13.7	Arbitration.	48
13.8	Partition	50
13.9	Compliance with ERISA and State Statutes on Governmental Plans.	50
13.10	Invalidity	51
13.11	Successors and Assigns	51
13.12	Entire Agreement	51
13.13	Waivers	51
13.14	No Brokers	51
13.15	Confidentiality	52
13.16	No Third Party Beneficiaries	52
13.17	Power of Attorney	52
13.18	Invalidity	52
13.19	Construction of Documents	53

Schedule 1.1	Description of the Facility
Schedule 3.5	Major Decisions
Schedule 6.1	Initial Capital Contributions; Percentage Interests of the Members
Exhibit A	Annual Budget
Exhibit B	Indemnification and Contribution Agreement

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THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of CHP MONTECITO PARTNERS I, LLC, a Delaware limited liability company (the “Company”), is entered into effective as of January 16, 2013 (the “Effective Date”), by and among CHP CLAREMONT HOLDING, LLC, a Delaware limited liability company (“CHP”), and MMAC BERKSHIRE CLAREMONT L.L.C., a Delaware limited liability company (“Montecito”).

RECITALS

WHEREAS, pursuant to, and as set forth in, the Framework Agreement (as hereinafter defined), Claremont Venture I, L.P., a California limited partnership (“Claremont Seller”), has entered into that certain Sale Agreement dated November 9, 2012 (the “PSA”) with MMIC Acquisition Corporation, a Florida corporation (“Claremont Buyer”), with respect to that certain Facility listed on Schedule 1.1 of this Agreement, and Claremont Buyer will assign to the Company at the closing of the Facility its rights under the PSA pursuant to an Assignment and Assumption of Real Estate Contract (the “Assignment and Assumption”), with the Company closing on the Facility; and

WHEREAS, the parties desire to enter into this Agreement to (i) set forth and agree upon their respective rights, duties and responsibilities with respect to the management and affairs of the Company, and (ii) to memorialize certain other agreements between them with respect to the Company and their interests therein.

NOW, THEREFORE, in order to carry out their intent as expressed above and in consideration of the mutual agreements hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend and restate the Original Agreement in its entirety as follows:

ARTICLE 1

DEFINITIONS

1.1          Definitions.    As used in this Agreement, the following terms shall have the meanings set forth below, which meanings shall be applicable equally to the singular and plural of the terms defined:

“AAA” shall have the meaning set forth in Section 13.7(a).

“Acceptance Notice” shall have the meaning set forth in Section 12.2(a).

“Act” shall mean the Delaware Limited Liability Company Act (6 Del. C. §18-101 et seq.), as amended from time to time.

“Adjusted Basis” shall mean the basis for determining gain or loss for federal income tax purposes from the sale or other disposition of property, as defined in Section 1011 of the Code.

“Adjusted Capital Account Deficit” shall mean, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a)        Credit to such Capital Account any amounts which such Member is obligated to restore or is deemed to be obligated to restore pursuant to Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b)        Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4) (reasonably expected adjustments for depletion allowances), 1.704-1(b)(2)(ii)(d)(5) (certain other reasonably expected allocations of loss or deduction), and 1.704-1(b)(2)(ii)(d)(6) (reasonably expected distributions) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

“Affiliate” means a Person, which controls, is controlled by, or is under common control with another Person. For the purposes of this definition, “control” means the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interest, by contract or otherwise; and the terms “controlling” and “controlled” have the meanings correlative to the foregoing. A Person shall not be deemed to be under common “control” with another Person solely based on the fact that one or more Person(s) serve as a director of both Persons.

“Affiliate Guaranties” or “Affiliate Guaranty” means a customary indemnity or carve-out guaranty, (or guaranties) or similar limited recourse undertakings (that may spring into full recourse in certain limited carve-out events) made by CHP Guarantor and/or Montecito Guarantor for the benefit of a Lender relating to the Financing (including, without limitation, with respect to the Facility (a) a recourse liabilities guaranty made by CHP Guarantor and Montecito Guarantor for the benefit of the Lender, dated as of the date hereof; and (b) an environmental and/or ERISA indemnity agreement, as applicable, made by CHP Guarantor, Montecito Guarantor and the Facility Entity for the benefit of Lender, dated as of the date hereof) or under any future refinancing approved by all the Members pursuant to Section 3.5 of this Agreement.

“Agreement” shall mean this Limited Liability Company Agreement of the Company, as it may hereafter be amended or modified from time to time.

“Annual Budget” shall have the meaning set forth in the Management Agreement/ or means the budget with respect to the Facility approved by the Members as of the Effective Date and each year thereafter in accordance with Section 5.5.

“Appointed Arbitrator” shall have the meaning set forth in Section 13.7(b).

“Arbitration Notice” shall have the meaning set forth in Section 13.7(b).

“Arbitration Proceeding” shall have the meaning set forth in Section 13.7(a).

“Assignee” shall mean a Person to whom an Interest has been transferred in accordance with this Agreement and who has not been admitted as a Member.

“Assignment and Assumption” shall have the meaning set forth in the Recitals of this Agreement.

“Bankruptcy” shall mean, with respect to the affected party, (a) the entry of an order for relief under the Bankruptcy Code, (b) the admission by such party of its inability to pay its debts as they mature, (c) the making by it of an assignment for the benefit of creditors, (d) the filing by it of a petition in bankruptcy or a petition for relief under the Bankruptcy Code or any other applicable federal or state bankruptcy or insolvency statute or any similar law, (e) the application by such party for the appointment of a receiver for the assets of such party, (f) the filing of an involuntary Bankruptcy petition against it that is not dismissed for 60 or more days, or (g) the imposition of a judicial or statutory lien on all or a substantial part of its assets. With respect to a Member, this definition of Bankruptcy supersedes the definition of Bankruptcy set forth in Sections 18-101(1) and 18-304 of the Act.

“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended from time to time.

“Benefit Plan Investor” shall mean, as described in 29 C.F.R. Section 2510.3-101(f)(2), any employee benefit plan (as described in ERISA 3(3)), whether or not subject to Title 1 of ERISA, any plan descried in Code Section 4975(e), and any entity whose underlying assets include plan assets by reason of a plan’s investment in that entity.

“Business Day” shall mean any day other than (a) a Saturday or Sunday and (b) a day on which federally insured depositary institutions in the State of New York are authorized or obligated by law, governmental decree or executive order to be closed.

“Buy-Sell Closing Date” shall have the meaning set forth in Section 12.3(a).

“Buy-Sell Notice” shall have the meaning set forth in Section 12.1(a).

“Buy-Sell Price” shall have the meaning set forth in Section 12.1(a).

“CapEx” shall have the meaning set forth in the Management Agreement.

“Capital Account” when used in respect of any Member shall mean the Capital Account maintained for such Member in accordance with Section 7.1, as said Capital Account may be increased or decreased from time to time pursuant to the terms of Section 7.1.

“Capital Call” shall mean any written notice given to the Members pursuant to Article 6, in accordance with the requirements of Section 13.2, requesting a Capital Contribution that is required to be made by the Members pursuant to said Article 6.

“Capital Contribution” when used with respect to any Member, shall mean (i) the initial Capital Contribution of such Member as set forth on Schedule 6.1 attached hereto, and (ii) any additional capital contributed to the Company by such Member (and, for clarification, shall not include any consideration paid by a Member to another Member for its Interest).

“Capital Proceeds” shall mean funds of the Company arising from a Capital Transaction, net of the actual costs incurred by the Company with third parties in consummating the Capital Transaction.

“Capital Transaction” shall mean any of the following: (a) a sale, exchange, transfer, assignment or other disposition of all or a portion of a direct or indirect interest (i.e., equity in a Subsidiary) in any Company Asset other than (i) tangible personal property that is not sold or transferred in connection with the sale or transfer of real property or (ii) a leasehold interest in real property that is otherwise sold or transferred in the ordinary course of business; (b) any condemnation or deeding in lieu of condemnation of all or a portion of any Company Asset used for restoration of the Facility; (c) any financing or refinancing of any Company Asset; (d) the receipt of proceeds due to any fire or other casualty to any Company Asset; and (e) any other transaction involving a Company Asset, the proceeds of which, in accordance with GAAP, are considered to be capital in nature. For purposes of distributions under Section 8.2, net proceeds from a Capital Transaction shall only include those distributions to be made to the Members under this Agreement after any third party payments relating to the Capital Transaction have been made.

“Carrying Value” shall mean, with respect to any asset, the Adjusted Basis of the asset, except as follows:

(a)        the initial Carrying Value of an asset contributed by a Member to the Company shall be the gross fair market value of the asset, as determined and agreed upon by the Members at the time the asset is contributed;

(b)        The Carrying Values of the Company’s assets shall be adjusted to equal their respective gross fair market values, as determined by the Managing Member as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Assignee or Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member or an Assignee of more than a de minimis amount of property as consideration for all or part of a Member’s Interest or an Assignee’s economic rights; and (iii) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); but adjustments pursuant to clauses (i) and (ii) above shall be made only if the Managing Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(c)        The Carrying Value of an asset of the Company distributed to a Member shall be adjusted to equal the gross fair market value of the asset on the date of distribution as determined by the Managing Member; and

(d)        The Carrying Values of the Company’s assets shall be increased (or decreased) to reflect any adjustments to the Adjusted Basis of those assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that those adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-l(b)(2)(iv)(m); but the

Carrying Values shall not be adjusted pursuant to this clause (d) to the extent the Managing Member determines that an adjustment pursuant to clause (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d).

If the Carrying Value of an asset is determined or adjusted pursuant to clauses (a), (b) or (d), such Carrying Value shall thereafter be adjusted by the Depreciation taken into account with respect to the asset for purposes of computing Profit and Loss.

“Certificate of Formation” shall mean the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on January 7, 2013, as the same may hereafter be amended and/or restated from time to time.

“CHP” shall have the meaning set forth in the preamble of this Agreement, and shall include any of its assignees or transferees to the extent permitted in this Agreement, but only so long as any such Person continues in its capacity as a Member in the Company.

“CHP Guarantor” shall mean CHP REIT or another Affiliate of CHP acceptable to the Lender.

“CHP Operating Partnership” means CHP Partners, LP, a Delaware limited partnership.

“CHP Person” shall mean CHP or an Affiliate of CHP.

“CHP Recourse Claim” shall mean a Claim made under an Affiliate Guaranty to the extent resulting from gross negligence, willful misconduct or fraud of CHP or any Affiliate of CHP.

“CHP REIT” shall mean CNL Healthcare Properties, Inc., a Maryland corporation.

“CHP Transfer Amount” shall have the meaning set forth in Section 9.5(a)(iii).

“Claim” shall mean any claim or demand for payment made by a Lender to a CHP Guarantor or Montecito Guarantor under any of the Affiliate Guaranties.

“Claremont Buyer” shall have the meaning set forth in the Recitals of this Agreement.

“Claremont Seller” shall have the meaning set forth in the Recitals of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any corresponding provision(s) of succeeding law.

“Company” shall have the meaning set forth in the preamble of this Agreement.

“Company Assets” shall mean all right, title and interest of the Company in and to all or any portion of the assets of the Company and any property acquired in exchange therefor or in connection therewith.

“Company Minimum Gain” shall have the same meaning as the term “partnership minimum gain” set forth in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

“Confidential Information” shall have the meaning set forth in Section 13.15.

“Contributing Member” shall have the meaning set forth in Section 6.4.

“Costs” shall have the meaning set forth in Section 4.3(a).

“CPI” shall have the meaning set forth for such term in a Management Agreement.

“Depreciation” shall mean, for each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Carrying Value of an asset differs from its Adjusted Basis at the beginning of the Fiscal Year, Depreciation shall be an amount which bears the same ratio to the beginning Carrying Value as the federal income tax depreciation, amortization or other cost recovery deduction for the Fiscal Year bears to such beginning Adjusted Basis; but if the Adjusted Basis of an asset at the beginning of a Fiscal Year is zero, Depreciation shall be determined with reference to the beginning Carrying Value using any reasonable method selected by the Tax Matters Member.

“Effective Date” shall have the meaning set forth in the Preamble.

“EO13224” shall have the meaning set forth in Section 4.7.

“ERISA” shall mean the Employee Income Security Act of 1974, as amended.

“Facility” shall mean the medical office facility listed on Schedule 1.1 and shall include all real property, including, without limitation, the Improvements and related personal property comprising such Facility and owned by the Facility Entity.

“Facility Documents” shall mean, with respect to the Facility, (a) a Management Agreement, (b) any Leases, and (c) all other agreements relating to the Facility.

“Facility Entity” shall mean each Subsidiary which owns the fee interest in the Facility, including, without limitation, any Subsidiary formed by the Company pursuant to this Agreement or the Transfer Agreement for the purpose of acquiring, owning, developing, financing, constructing, operating and/or selling the Facility.

“Facility Manager” shall mean StoneCreek Investment Corporation, a California corporation, d/b/a StoneCreek Company, or any successor manager under a Management Agreement.

“Financing” shall mean the senior mortgage indebtedness of the Facility Entity.

“Fiscal Year” shall mean the fiscal year of this Company, which shall be the calendar year; provided that the first Fiscal Year of the Term shall commence on the Effective Date and shall end on the last day of the calendar year in which the Effective Date occurs and the last Fiscal Year of the Term shall end on the last day of the Term and shall commence on the first day of the calendar year in which such last day occurs.

“Framework Agreement” means that certain Framework Agreement dated as of January 14, 2013 between MMAC Berkshire, LLC, a Delaware limited liability company, and the CHP Operating Partnership, as the same may be amended.

“GAAP” shall mean generally accepted accounting principles in the United States of America.

“Improvements” shall mean all structures and buildings located on the Property.

“Indemnified Person” shall have the meaning set forth in Section 4.3(a).

“Independent Accountant” shall mean an accounting firm jointly agreed upon by the Members. The Members hereby acknowledge that they shall give preference to one of the following accounting firms as the Independent Accountant: Ernst & Young, PricewaterhouseCoopers, KPMG, or Deloitte Touche.

“Initial Arbitrator” shall have the meaning set forth in Section 13.7(b).

“Interest” shall mean the entire limited liability company interest of a Member in the Company at any particular time, including, without limitation, the right of such Member to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all the terms and provisions of this Agreement. For purposes of clarity, the Interest of CHP shall include CHP’s rights and obligations as Managing Member hereunder.

“Internal Rate of Return” shall mean, the internal rate of return calculated by using a “XIRR” function using exact dates for all contributions and disbursements made by or to the Members. Any payments received from a Non-Contributing Member to repay a Member Loan shall not be included in the internal rate of return calculation.

“IRS” shall mean the Internal Revenue Service and any successor agency or entity thereto.

“Lease” shall mean, with respect to the Facility, those certain lease agreements by and between the Facility Entity and any third-party tenants.

“Lender” shall mean Regions Bank, N.A., or the lender under any future financing or refinancing.

“Lien” shall mean any mortgage, deed of trust, deed to secure debt, lien (statutory or other), pledge, hypothecation, assignment, preference, priority, security interest, or any other encumbrance or charge on or affecting real or personal property, or any portion thereof, or any interest therein (including, without limitation, any conditional sale or other title retention agreement, any sale-leaseback, any financing lease having a similar economic effect to any of the foregoing, the filing of any financing statement or other similar instrument under the UCC or any comparable law of any jurisdiction, domestic or foreign, and mechanics’, materialmen’s and any other similar lien or encumbrance).

“Liquidity Event” means any merger, reorganization, business combination, share exchange, acquisition by any Person or related group of Persons of beneficial ownership of all or substantially all of the equity shares of a Member in one or more related transactions, or other similar transaction involving a Member pursuant to which Member’s stockholders receive for their equity shares, as full or partial consideration, cash, listed or non-listed equity securities or combination thereof, or a sale of all or substantially all of the assets of a Member.

“Loan Agreement” shall mean that certain loan agreement, dated as of the date hereof, among the Facility Entity and the Lender, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Loan Documents” shall mean the documents evidencing the Financing, and any future refinancing thereof.

“Major Decisions” shall have the meaning set forth in Section 3.5.

“Management Agreement” shall mean with respect to the Facility, a Management Services Agreement among the Facility Manager and the Facility Entity, each such Management Agreement having been executed or to be executed in connection with the management of the Facility, as it may hereafter be amended or modified from time to time.

“Managing Member” shall mean CHP.

“Mandatory Capital Contribution” shall have the meaning set forth in Section 6.2.

“Material Contract” shall mean any contract, lease, license or other agreement pursuant to which either: (a) the Company is obligated to pay or expend more than $50,000 in any Fiscal Year or (b) a Member or an Affiliate of a Member is a party.

“Member” shall mean each of CHP (in its capacity as Managing Member and otherwise) and Montecito, and any Substituted Member who is admitted as a member of the Company after the Effective Date.

“Member Loan” shall have the meaning set forth in Section 6.4.

“Member Loan Rate” shall mean five percent (5%) per annum, compounded annually.

“Member Minimum Gain” shall mean the amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Debt” shall have the same meaning as the term “partner nonrecourse debt” set forth in Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” shall have the same meaning as “partner nonrecourse deductions” set forth in Regulations Section 1.704-2(i)(1) and (2). The amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for a Fiscal Year equals the excess, if any, of the net increase, if any, in the amount of Member Minimum Gain attributable to such Member Nonrecourse Debt during that Fiscal Year over the aggregate amount of any distributions during that Fiscal Year to the Member that bears the economic risk of loss for such Member Nonrecourse Debt to the extent such distributions are from the proceeds of such Member Nonrecourse Debt and are allocable to an increase in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined according to the provisions of Regulations Section 1.704-2(i)(2).

“Montecito” shall have the meaning set forth in the preamble of this Agreement, and shall include any of its assignees or transferees to the extent permitted in this Agreement, but only so long as any such Person continues in its capacity as a Member in the Company.

“Montecito Guarantor” shall mean MMAC Berkshire, LLC, a Delaware limited liability company, or another Affiliate of Montecito acceptable to the Lender.

“Montecito Person” shall mean Montecito or an Affiliate of Montecito.

“Montecito Principals” shall mean Chip Conk and Paul Sandler.

“Montecito Recourse Claim” shall mean a Claim made under an Affiliate Guaranty to the extent resulting from the gross negligence, willful misconduct or fraud of a Montecito Guarantor or any Affiliate of a Montecito Guarantor.

“Net Operating Cash Flow” for any month or Fiscal Year, shall mean cash flow related to the Facility after all operating expenses and Company expenses, excluding depreciation and amortization, and including the property management fee to the Facility Manager, debt service, TI/LC Reserve payment, CapEx, and repayment of any Member loans or advances. Net Operating Cash Flow shall exclude Capital Proceeds.

“Non-Contributing Member” shall have the meaning set forth in Section 6.4.

“Non-Discretionary Items” shall mean (i) real estate taxes, (ii) insurance premiums, (iii) regular payments of debt service and any reserve amounts due under the Financing or any future refinancing thereof (but excluding the principal amount of such indebtedness at the maturity date of such Financing, as the same may be accelerated), (iv) amounts necessary to pay judgments or liens against (a) the Company, (b) any of the Company Assets, (c) any of the Subsidiaries or (d) any Subsidiary’s assets (including, without limitation, the Property), and which, in each case, have been finally adjudicated, (v) any amounts required to be withheld pursuant to Section 1446 of the Code (or similar provisions of state or local law), (vi) amounts currently due and payable, or to become due and payable within thirty (30) days, under any leases, service contracts or other agreements or contractual obligations (to the extent not entered into in violation of this Agreement) to which the Company or any of the Subsidiaries is a party or obligor, whether or not the same are categorized for accounting purposes as ordinary operating expenses or capital improvements, and (vii) other amounts that are required to be paid in the event of an emergency.

“Nonrecourse Deductions” shall have the meaning set forth in Regulations Section 1.704-2(b)(1). The amount of Nonrecourse Deductions for a Fiscal Year equals the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain during that Fiscal Year over the aggregate amount of any distributions during that Fiscal Year of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined according to the provisions of Section 1.704-2(c) of the Regulations.

“Nonrecourse Liability” shall have the meaning set forth in Sections 1.704-2(b)(3) and 1.752-1(a)(2) of the Regulations.

“Objection Notice” shall have the meaning set forth in Section 13.7(b).

“OFAC” shall have the meaning set forth in Section 4.7.

“Offer Amount” shall have the meaning set forth in Section 12.1(a).

“Offeree” shall have the meaning set forth in Section 12.1(a).

“Offeror” shall have the meaning set forth in Section 12.1(a).

“Organizational Document” shall mean, with respect to any Person: (a) in the case of a corporation, such Person’s certificate of incorporation and by-laws, and any shareholder agreement, voting trust or similar arrangement applicable to any of such Person’s authorized shares of capital stock; (b) in the case of a partnership, such Person’s certificate of limited partnership, partnership agreement, voting trusts, statement of qualification or similar arrangements applicable to any of its partnership interests; (c) in the case of a limited liability company, such Person’s certificate of formation or articles of organization, limited liability company operating agreement or other document affecting the rights of holders of limited liability company interests; or (d) in the case of any other legal entity, such Person’s organizational documents and all other documents affecting the rights of holders of equity interests in such Person.

“Partially Adjusted Capital Account” shall mean, with respect to any Member for any Fiscal Year, the Capital Account balance of such Member at the beginning of such period, adjusted as set forth in the definition of Capital Account for all contributions and distributions during such period and all special allocations pursuant to Section 7.3 with respect to such period but before giving effect to any allocation with respect to such period pursuant to Section 7.2.

“Percentage Interest” shall mean, with respect to any Member, the percentage interest listed for each Member in Schedule 6.1, as the same may be adjusted pursuant to the terms of this Agreement.

“Person” shall mean any individual, partnership, corporation, limited liability company, trust or other legal entity.

“Plan Violation” shall mean a transaction, condition, or event that would constitute a nonexempt prohibited transaction under ERISA.

“Proceeds” shall have the meaning set forth in Section 9.5(a)(iii)(C).

“Profits and Losses” shall mean, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a)        Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

(b)        Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;

(c)        In the event the Carrying Value of any Company Asset is adjusted pursuant to subparagraph (b) or subparagraph (c) of the definition of Carrying Value herein, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(d)        Gain or loss resulting from any disposition of a Company Asset with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Carrying Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Carrying Value;

(e)        In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the terms of this Agreement; and

(f)        Notwithstanding any other provision of this Agreement, any items which are specially allocated pursuant to Section 7.3 shall not be taken into account in computing Profits or Losses. In addition, any items which are specially allocated pursuant to Sections 7.2(a) or 7.2(b) shall not be taken into account in computing Profits and Losses for purposes of Section 7.2(c).

“Prohibited Person” shall have the meaning set forth in Section 4.7.

“Property” shall mean the real property owned by the Facility Entity and upon which the Facility has been constructed.

“Proposed Budget” shall have the meaning set forth in Section 5.5.

“Prospective Buyer” shall have the meaning set forth in Section 9.5(a)(iii).

“PSA” shall have the meaning set forth in the Recitals of this Agreement.

“Purchaser” shall have the meaning set forth in Section 12.3(a).

“Regulations” shall mean the permanent and temporary regulations, and all amendments, modifications and supplements thereof, from time to time promulgated by the Department of the Treasury under the Code.

“Rejection Notice” shall have the meaning set forth in Section 12.2(a).

“REOC” shall have the meaning set forth in Section 13.9(b).

“Reply Notice” shall have the meaning set forth in Section 12.1(b).

“ROFO Amount” shall have the meaning set forth in Section 12.2(a).

“ROFO Closing Date” shall have the meaning set forth in Section 12.3(a).

“ROFO Recipient” shall have the meaning set forth in Section 12.3(a).

“Secondary Arbitrator” shall have the meaning set forth in Section 13.7(b).

“Secondary Objection Notice” shall have the meaning set forth in Section 13.7(b).

“Seller” shall have the meaning set forth in Section 12.3(a).

“Selling Amount” shall have the meaning set forth in Section 12.1(a).

“Subsidiary” shall mean any entity in which the Company holds any ownership interests, whether directly or indirectly through one or more Persons.

“Substituted Member” shall mean any Person admitted to the Company as a Member pursuant to the provisions of Section 9.3.

“Tag-Along Offer” shall have the meaning set forth in Section 9.5(a)(iii).

“Target Capital Account” shall mean, with respect to any Member for any Fiscal Year or other period, an amount (which may be either a positive or negative balance) equal to (a) the hypothetical distribution (if any) such Member would receive if all Company Assets, including cash, were sold for cash equal to their Carrying Values (taking into account any adjustments to Carrying Values for such period), all Company liabilities were satisfied in cash according to their terms (limited, with respect to each Nonrecourse Liability of the Company, to the Carrying Values of the assets securing such liability), and the net proceeds of such sale to the Company (after satisfaction of said liabilities) were distributed in full pursuant to Section 10.3 on the last day of such period, minus (b) the sum of (i) such Member’s share of Company Minimum Gain and Member Minimum Gain immediately prior to such deemed sale, plus (ii) the amount, if any, which such Member is obligated to contribute to the capital of the Company pursuant to the terms of this Agreement as of the last day of such period (but only to the extent such capital contribution obligation has not been taken into account in determining such Member’s share of Member Minimum Gain).

“Tax Matters Member” shall mean the Managing Member.

“Term” shall have the meaning set forth in Section 2.2.

“Third Party Costs and Expenses” shall mean, with respect to each Claim made against a Montecito Guarantor or a CHP Guarantor, as applicable, the reasonable third party costs and expenses actually incurred by a Montecito Guarantor or a CHP Guarantor, as applicable, in connection with such Claim, including, without limitation, reasonable costs and expenses (including legal fees and expenses) of settlement discussions, litigation, arbitration, mediation or other proceedings relating to the Claim.

“TI/LC Reserve” shall have the meaning set forth in the Management Agreement.

“Total Capital Contribution” shall mean, with respect to any Member, the Initial Capital Contributions and all additional Capital Contributions made by such Member.

“Transfer” shall mean, with respect to a specified interest, any transfer, sale, pledge, hypothecation, encumbrance, assignment or other disposition of any sort, voluntary or involuntary, whether by operation of law or otherwise, of all or any portion of such interest, or any agreement or arrangement to do any of the foregoing.

“Transfer Expenses” mean any customary transaction expenses in connection with a sale of the Facility, including, without limitation, brokerage commissions, transfer taxes, loan prepayment fees and other costs, to the extent the same are saved in the proposed Transfer between the Members; such expenses to be reasonably determined by an independent accountant of the Company in a manner consistent with then customary market practices for properties similar to the Facility and to be allocated equitably among the Members in accordance with their Percentage Interests.

“Transfer Notice” shall have the meaning set forth in Section 12.2(a).

“Transfer Price” shall have the meaning set forth in Section 12.2(a).

“Transfer Price Notice” shall have the meaning set forth in Section 12.2(a).

“UCC” shall mean the Uniform Commercial Code as in effect in the State of Delaware, as amended from time to time, or any corresponding provision(s) of succeeding law.

“Venue” shall have the meaning set forth in Section 13.7(a).

1.2          General Interpretive Principles.

(a)        All references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified.

(b)        Unless otherwise specified, the words hereof, herein and hereunder and words of similar import will refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)        If the context requires, the use of any gender will also refer to any other gender, and the use of either number will also refer to the other number. The word including is not exclusive; if exclusion is intended, the word comprising is used instead. The word or will be construed to mean and/or unless the context clearly prohibits that construction.

(d)        All terms that are defined by the UCC have the same meanings assigned to them by the UCC, unless (and to the extent) they are varied by this Agreement.

(e)        All accounting terms not specifically defined have the meanings determined by reference to GAAP.

(f)        Unless the context prevents this construction, a reference to the Facility will be construed to refer to all or any portion of the Facility.

(g)        The term mortgage shall mean a mortgage, deed of trust, deed to secure debt or similar instrument, as applicable, and mortgagee means the secured party under a mortgage.

(h)        The term deemed means conclusively presumed. The absence of a conclusive presumption does not mean that a particular circumstance does not exist or that a particular condition is not satisfied; it just means that there is no conclusive presumption.

(i)        The term presumed means presumed subject to rebuttal and the burden of proof is on the Person seeking to rebut the fact presumed.

(j)        All yields and interest rates will be calculated on the basis of a 360-day year.

(k)        Any consent required by a Member that is described in this Agreement as not to be unreasonably withheld shall mean that such consent shall not be unreasonably withheld, conditioned or delayed.

ARTICLE 2

THE COMPANY AND ITS BUSINESS

2.1          Company Name.    The business of the Company shall be conducted under the name of “CHP MONTECITO PARTNERS I, LLC” in the State of Delaware and under such name or such assumed names as the Managing Member deems necessary or appropriate to comply with the requirements of any other jurisdiction in which the Company may be required to qualify.

2.2          Term.    The term of the Company shall have commenced on the date of the filing of the Certificate of Formation with the State of Delaware and shall continue in full force and effect until it is dissolved and its affairs wound up in accordance with the terms of this Agreement and the applicable provisions of the Act (“Term”).

2.3          Filing of Certificate and Amendments.    The Certificate of Formation was filed with the Secretary of State of the State of Delaware. The Managing Member hereby agrees to cause the execution and filing of any required amendments to the Certificate of Formation and shall do all other acts requisite for the constitution of the Company as a limited liability company pursuant to the laws of the State of Delaware or any other applicable law.

2.4          Business; Scope of Members’ Authority.

(a)        The Company is formed for the purpose of (i) directly or through Subsidiaries, engaging in the acquisition, ownership, development, financing, construction, management and sale of medical office facilities throughout the United States, and (ii) transacting any and all lawful business that is incident, necessary or appropriate to accomplish the foregoing.

(b)        Except as otherwise expressly and specifically provided in this Agreement, no Member shall have the authority to bind, to act for, or to assume any obligation or responsibility on behalf of, the Company or any other Member. Neither the Company nor any Member shall, by virtue of executing this Agreement, be responsible or liable for any indebtedness or obligation of any other Member incurred or arising either before or after the Effective Date of this Agreement, except, as to the Company, as to those joint responsibilities, liabilities, indebtedness, or obligations expressly assumed by the Company as of the Effective Date or incurred after the Effective Date pursuant to and as limited by the terms of this Agreement.

(c)        Montecito shall reasonably cooperate with CHP and its Affiliates in their compliance with applicable REIT and securities laws.

2.5          Principal Office; Registered Agent.    The principal office of the Company shall initially be at the offices of CHP at c/o CNL Healthcare Properties, Inc., 450 South Orange Avenue, Orlando, Florida 32801 or such other place as the Members may from time to time determine. The registered agent and the registered address, respectively, of the Company shall be National Registered Agents, Inc. at c/o National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, Delaware 19904. The Managing Member may elect to change the Company’s registered agent and the Company’s registered and principal offices by complying with the relevant requirements of the Act.

2.6      Authorized Persons.  The Person who executed, delivered and filed the Certificate of Formation with the Office of the Delaware Secretary of State is an authorized person within the meaning of the Act, and upon the filing of the Certificate of Formation with the Office of the Delaware Secretary of State, his or her powers as an authorized person ceased. The Managing Member is hereby designated as an “authorized person” within the meaning of the Act. Any one of such authorized persons is hereby authorized to execute, deliver and file any other certificates or documents (and any amendments and/or restatements thereof) on behalf of the Company. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.

2.7      Representations by Members.  Each Member represents, warrants, covenants and acknowledges that (a) it is a corporation, limited liability company or limited partnership duly organized or formed and is in good standing in the jurisdiction in which it has been organized or formed, (b) it has the power and authority to authorize the execution, delivery and performance of this Agreement, (c) it has been duly authorized and is otherwise duly qualified to purchase and hold its Interest and to execute and deliver this Agreement and all other instruments executed and delivered on behalf of it in connection with the acquisition of its Interest, (d) the person or persons executing and delivering this Agreement on behalf of a Member are duly authorized to do so, (e) the consummation of such transactions will not result in a breach or violation of, or a default under, its charter or bylaws, if such Member is a corporation, or its certificate of limited partnership or its partnership agreement, if such Member is a partnership, or its operating agreement if such Member is a limited liability company, or any existing agreement by which it or any of its assets are bound, and (f) this Agreement is a valid and binding agreement on the part of such Member enforceable in accordance with its terms against such Member, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors and general principles of equity.

2.8      Organization Expenses.    Each Member shall bear the costs of its own legal counsel and other professional advisors in connection with the negotiation of this Agreement. All out-of-pocket expenses that have been incurred by or on behalf of the Company by a CHP Person or a Montecito Person on or prior to the Effective Date shall be expenses of the Company; provided, that, the Members acknowledge that certain expenses incurred prior to the Effective Date shall be governed in accordance with the Framework Agreement.

2.9      Securities Laws Restrictions.    The Interests have not been registered under the Securities Act of 1933, as amended, or under the securities laws of the State of Delaware or any other jurisdiction. Consequently, the Interests may not be sold, Transferred, assigned, pledged, hypothecated or otherwise disposed of, except in accordance with the provisions of such laws and this Agreement.

ARTICLE 3

MANAGEMENT OF COMPANY BUSINESS

3.1          Appointment of Managing Member.   CHP will be the initial Managing Member of the Company with the rights and responsibilities set forth in this Agreement. The rights of the Managing Member may not be assigned to any other Person whether voluntarily or by operation of law. The duties of the Managing Member may not be delegated to any other Person whether voluntarily or by operation of law. Nothing in the preceding sentence is intended to prohibit or restrict the Managing Member from engaging a CHP Person, a Montecito Person, facility managers, accountants, lawyers and other professional and independent service providers for the purpose of performing services for the Company.

3.2          Duties of Managing Member.

Subject to obtaining the unanimous consent of the Members to all Major Decisions as set forth in Section 3.5, the Managing Member will have the authority and the duty to manage the Company and implement the purposes of the Company in accordance with the terms of this Agreement acting in a prompt and businesslike manner, and exercising such care and skill as a prudent owner with sophistication and experience in owning, operating and managing facilities similar to the Facility would exercise in dealing with its own facility. The Managing Member will devote such time to the Company and its business as is reasonably necessary to conduct the operations of the Company and to carry out the Managing Member’s responsibilities. Subject to Section 3.5, the Managing Member shall have the following rights and authority to act on behalf of the Company:

(a)        To execute any contracts on behalf of the Company.

(b)        To form Subsidiaries, including, without limitation, the Facility Entity.

(c)        To collect revenues generated by the Company and to pay all expenses of the Company as permitted under this Agreement.

(d)        To establish, maintain and draw upon checking, savings and other accounts in the name of the Company as provided in Section 3.3.

(e)        To make any tax elections to be made by the Company.

(f)        To use a trade name in the operation of the Company.

(g)        To enter into, or cause its Subsidiaries to enter into, all Facility Documents.

(h)        To take all actions reasonably necessary to cause the Facility Manager to maintain in full force and effect all licenses, permits, approvals and insurance required for the construction, operation and maintenance of the Facility.

(i)        To take all other actions reasonably necessary to implement the purposes of the Company.

(j)        To allocate the cost of the purchase price relating to the purchase of the Facility between real property, personal property, and other related asset classes.

(k)       To do any and all of the foregoing upon such terms and conditions as the Managing Member in its reasonable discretion determines to be necessary, desirable or appropriate.

The Managing Member may delegate any of the above responsibilities and obligations to any other Member of the Company upon reasonable advance notice, provided that such Member agrees to such delegation.

3.3          Bank Accounts.    The Company will maintain separate bank accounts in such banks as the Managing Member may designate exclusively for the deposit and disbursement of the funds of the Company. All funds of the Company shall be promptly deposited in such accounts. The Managing Member from time to time shall authorize signatories for such accounts.

3.4          Reimbursement for Costs and Expenses.    Subject to the terms of the Annual Budget, the Managing Member will fix the amounts, if any, which the Company will reimburse each Member for any costs and expenses incurred by such Member on behalf and for the benefit of the Company; provided, however, that except as otherwise provided herein or in any separately-executed agreement relating to the business and operation of the Company, no overhead or general administrative expenses of any Person other than the Company itself shall be allocated to the operation of the Company. The Managing Member in its capacity as Managing Member and not in its capacity as a Member shall not be entitled to any fee or compensation for performing its duties and obligations under this Agreement.

3.5          Major Decisions.  All of the actions listed on Schedule 3.5 (“Major Decisions”), shall require the written approval of all Members, which approval shall be in the sole discretion of each Member. If a dispute or deadlock arises with respect to a Major Decision, the Members shall attempt to resolve such dispute during a sixty (60) day meet, confer and cooling off period, upon the expiration of which without resolution the Members shall submit the Major Decision to arbitration in accordance with the provisions of Section 13.7. Either party may initiate arbitration. Any Member may propose a Major Decision by sending written notice in accordance with Section 13.2 together with sufficient information to enable the receiving Member to consider the terms of the Major Decision being proposed requesting the approval of such Major Decision; if a Member fails to respond to such request after five (5) Business Days from receipt of the notice (or such longer time as expressly provided for in the notice), the proposing Member shall send another written notice (designated as “Second Notice”) to the other Member and if such Member fails to respond to such second request after five (5) Business Days from receipt of the notice (or such longer time as expressly provided for in the notice), such Member will be deemed to have approved the Major Decision set forth in such notice. If CHP approves, or is deemed to approve, a Major Decision proposed by Montecito pursuant to this Section 3.5, CHP, in its capacity as Managing Member, shall be obligated to carry out the action that constitutes such Major Decision.

ARTICLE 4

RIGHTS AND DUTIES OF MEMBERS

4.4          Members Shall Not Have Power to Bind Company.  Except as set forth in Section 3.2 in its capacity as Managing Member (if applicable), no Member, acting solely in its capacity as a Member, shall transact business for the Company nor shall any Member, acting solely in its capacity as a Member, have the power or authority to sign, act for or bind the Company.

4.5          Other Activities of the Members.

(a)        Each of the Members acknowledges that the Members will continue to pursue their separate business opportunities outside of the Company and the Facility. Each Member is free to pursue all such activities and may engage in or possess an interest in any other business venture or ventures of any nature and description and in any vicinity whatsoever, independently or with others, including, without limitation, the ownership, development, financing, leasing, operation, management, syndication, brokerage, subdivision or sale of real property, medical office facilities and related services, and neither the Company nor any other Member shall have any rights in and to such independent ventures or to income or profits derived therefrom.

(b)        Each Member may engage or invest in any other activity or venture or possess any interest therein independently or with others. None of the Members, the Company or any other Person employed by, related to or in any way affiliated with any Member or the Company shall have any duty or obligation to disclose or offer to the Company or the other Members, or obtain for the benefit of the Company or the other Members, any other activity or venture or interest not made with respect to the Company or the Facility. None of the Company, the Members, the creditors of the Company or any other Person having any interest in the Company shall have any claim, right or cause of action against any Member or any other Person employed by, related to or in any way affiliated with, any Member (i) by reason of any direct or indirect investment or other participation, whether active or passive, in any such activity or venture or interest therein, or (ii) any right to any such activity or venture or interest therein or the income or profits derived therefrom.

4.6          Indemnification.

(a)        In the event that the Members (including the Managing Member), or any of their direct or indirect partners, directors, officers, stockholders, members, employees, incorporators, agents, affiliates or controlling Persons (an “Indemnified Person”), become involved, in any capacity, in any threatened, pending or completed action, proceeding or investigation, in connection with any matter arising out of or relating to the Company’s business or affairs, the Company will periodically reimburse such Indemnified Person for its reasonable legal and other expenses (including, without limitation, the cost of any investigation and preparation) incurred in connection therewith, provided that such Indemnified Person shall promptly repay to the Company the amount of any such reimbursed expenses paid to it if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company in connection with such action, proceeding or investigation as provided in the exception contained in the next succeeding sentence. To the fullest extent permitted by law, the Company also will defend, indemnify and hold harmless an Indemnified Person against any losses, claims, damages, liabilities, obligations, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever, including, without limitation, reasonable attorney’s fees and costs (collectively, “Costs”) to which such an Indemnified Person may become subject in connection with any matter arising out of or in connection with the Company’s business or affairs, except to the extent that any such Costs result solely from the gross negligence, fraud, or willful misconduct of such Indemnified Person. If for any reason (other than the gross negligence, fraud, or willful misconduct of such Indemnified Person) the foregoing indemnification is unavailable to such Indemnified Person, or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by such Indemnified Person as a result of such Costs in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and such Indemnified Person on the other hand but also the relative fault of the Company and such Indemnified Person, as well as any relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Company under this Section 4.3 shall be in addition to any liability which the Company may otherwise have to any Indemnified Person and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company and any Indemnified Person. The reimbursement, indemnity and contribution obligations of the Company under this Section 4.3 shall be limited to the Company Assets, and no Member shall have any personal liability on account thereof. The foregoing provisions shall survive any termination of this Agreement.

(b)        To the fullest extent permitted by law, each Member shall defend and indemnify the Company and the other Members against, and shall hold it and them harmless from, any Costs as and when incurred by the Company or the other Members in connection with or resulting from such indemnifying Member’s gross negligence, fraud, or willful misconduct.

(c)        In addition to and not in limitation of any other indemnification obligations set forth in this Agreement, each Member shall indemnify the other with respect to: (i) any representations and warranties made in the Loan Documents by a Member thereunder which are made based upon the knowledge of such Member thereunder; or (ii) any absolute representations and warranties made in the Loan Documents by a Member thereunder of which such Member has knowledge to be incorrect and, in each of the foregoing, (i) and (ii), that (A) are untrue but not known to the indemnified Member at the closing of the Financing to be untrue, (B) cannot be cured within the cure period allowed in the Loan Documents with commercially reasonable efforts, and (C) result in an event of default or other liability to the Member being indemnified. As used in this Section 4.3(c), the term “knowledge” and “known” shall mean, (x) with respect to Montecito, the current, actual (not constructive, imputed or implied) knowledge, after due inquiry, of Chip Conk, Paul Sandler and George Baker and (y) with respect to CHP, the current, actual (not constructive, imputed or implied) knowledge, after due inquiry, of Stephen H. Mauldin and Joseph T. Johnson.

4.7         Dealing with Members.   Subject to compliance with Section 3.5, the fact that a Member, an Affiliate of a Member, or any officer, director, employee, member, partner, consultant or agent of a Member or an Affiliate, is directly or indirectly interested in or connected with any Person employed by the Company to render or perform a service, or from or to whom the Company may buy or sell any property or have other business dealings, shall not prohibit a Member from employing such Person or from dealing with him or it on customary terms and at competitive rates of compensation, and neither the Company, nor any of the other Members shall have any right in or to any income or profits derived therefrom by reason of this Agreement.

4.8      Use of Company Assets.  No Member shall make use of the Company Assets or any other funds or property of the Company, or assign its rights to specific Company property, other than for the business or benefit of the Company.

4.9      Designation of Tax Matters Member.  The Tax Matters Member shall act as the “tax matters member” of the Company as provided in the regulations pursuant to Section 6231 of the Code. Each Member hereby approves of such designation and agrees to execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be deemed necessary or appropriate to evidence such approval. To the extent and in the manner provided by applicable Code sections and regulations thereunder, the Tax Matters Member (a) shall furnish the name, address, profits interest and taxpayer identification number of each Member to the IRS and each Member shall provide such information to the Tax Matters Member upon request and (b) shall inform each Member of administrative or judicial proceedings for the adjustment of Company items required to be taken into account by a Member for income tax purposes. Each Member hereby reserves all rights under applicable law, including, without limitation, the right to retain independent counsel of its choice at its expense (which counsel shall receive the full cooperation of the Tax Matters Member).

4.10    OFAC; Not Foreign Person; Not Prohibited Person.   No Member is a "foreign person" within the meaning of Section 1445(f)(3) of the Code. Each Member represents and warrants that it is not or will not be an entity or person (a) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 ("EO13224"), (b) whose name appears on the United States Treasury Department's Office of Foreign Assets Control ("OFAC") most current list of "Specifically Designated National and Blocked Persons" (which list may be published from time to time in various mediums including, without limitation, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf), (c) who commits, threatens to commit or supports "terrorism", as that term is defined in EO13224, or (d) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in clauses [a] - [c] above are referred to as a "Prohibited Person"). Each Member represents, warrants and covenants that it will not (e) knowingly conduct any business, nor engage in any transaction or dealing, with any Prohibited Person, including, without limitation, knowingly making or receiving any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person in violation of applicable laws, or knowingly selling or otherwise Transferring an interest in itself to any Prohibited Person or (f) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in EO13224. The Members agree to deliver (from time to time) to the Managing Member any such certification or other evidence as may be reasonably requested by the Managing Member, confirming that (g) no Member is a Prohibited Person and (h) no Member has knowingly engaged in any business, transaction or dealings with a Prohibited Person, including, without limitation, knowingly making or receiving any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person in violation of applicable laws.

ARTICLE 5

BOOKS AND RECORDS; REPORTS

5.1      Books and Records.   At all times during the continuance of the Company, the Managing Member, or such other Member as the Managing Member designates in accordance with the last sentence of Section 3.2, shall (a) keep or cause to be kept true and complete books and records, including corporate and governance documents, of the Company and its Subsidiaries in which shall be entered each transaction of the Company and its Subsidiaries and (b) maintain and keep in good order the Organizational Documents of the Company and its Subsidiaries and monitor corporate housekeeping issues relating to the Company and its Subsidiaries. Such books and records shall be kept on the basis of the Fiscal Year in accordance with the accrual method of accounting, and shall reflect all transactions of the Company in accordance with GAAP.

5.2      Availability of Books and Records; Return of Books and Records.   All of the books and records referred to in Section 4.1 (which shall include an executed copy of this Agreement, the Certificate of Formation, and any amendments thereto) shall at all times be maintained at the principal office of the Company or such other location as the Managing Member shall reasonably approve (which other location, upon such approval, shall be communicated to all of the Members), and shall be open to the inspection and examination of the Members or their representatives during reasonable business hours upon reasonable prior notice to the Managing Member.

5.3      Reports and Statements.    Subject to the terms of Section 3.5, the Managing Member, or such other Member as the Managing Member designates in accordance with the last sentence of Section 3.2, shall be responsible for determining the need for independent accountants, selecting the Company’s independent accountants, if any, and for preparing or overseeing the Company’s independent accountants in the preparation of all federal, state and local tax returns required to be filed. The Managing Member shall, or, in the Managing Member’s sole discretion, such other Member as the Managing Member designates, shall cause the accountants to deliver to the Members completed IRS Schedules K-1 promptly upon receipt from the independent accountants. Each Member shall notify the other Members upon receipt of any notice of tax examination of the Company by federal, state or local authorities. The Managing Member shall, or in the Managing Member’s sole discretion, such other Member as the Managing Member designates shall deliver to the Company: (a) not later than the twentieth (20th) day of each month monthly consolidated balance sheets and income statements for the Company prepared in accordance with GAAP; (b) not later than ninety (90) days after the end of each Fiscal Year, annual consolidated balance sheets and income statements for the Company prepared in accordance with GAAP; (c) not later than April 30th following the end of each Fiscal Year, annual audited consolidated financial statements for the Company prepared in accordance with GAAP; and (d) all documentation and calculations necessary for the Company’s independent accountants to prepare the Company’s federal tax return and K-1’s on or before June 30th of each year. In addition to, and not in limitation of the foregoing, the Managing

Member shall, or in the Managing Member’s sole discretion, such other Member as the Managing Member designates shall have the responsibility to monitor and manage the Company’s debt compliance, cash management functions and annual independent audit.

5.4      Accounting Expenses.   All out-of-pocket expenses payable to Persons that are retained in accordance with the terms of this Agreement in connection with the keeping of the books and records of the Company and the preparation of audited or unaudited financial statements and federal, state and local tax and information returns required to implement the provisions of this Agreement or required by any governmental authority with jurisdiction over the Company shall be borne by the Company as an ordinary expense of its business; provided, however, that any financial or other reporting or responsibility required of the Company because a Member is an Affiliate of a public company shall be borne by such Member. The Managing Member shall procure accounting services from an advisor of CHT REIT and the Company shall reimburse such advisor for its allocable costs for its employees who perform such accounting services.

5.5      Budgets.  Attached hereto as Exhibit A is the Annual Budget for the current fiscal year. In each subsequent fiscal year, the Managing Member shall deliver to the other Members promptly upon receipt from the Facility Manager, a draft annual operations budget for the next fiscal year for the Facility (the “Proposed Budgets”). The Proposed Budget shall be considered by the Members and a final annual operations budget shall be approved based on the Proposed Budget which shall become an Annual Budget in accordance with the requirements of the Management Agreement for such Facility. If there is a delay in the finalization of a new Annual Budget, or if the Proposed Budget is not approved as aforesaid, the Company shall require the Facility Manager to operate the Facility pursuant to the Annual Budget for the prior fiscal year for the Facility adjusted by any increase in the CPI from the prior calendar year. The Managing Member shall use commercially reasonable efforts to adhere to the Annual Budgets, it is understood, however, that the Annual Budgets are only projections by the Managing Member of estimated results and that various circumstances such as, but not limited to, the cost of labor, material, services and supplies, casualty, operation of law, or economic and market conditions may make achievement of the Annual Budgets impracticable or not obtainable.

ARTICLE 6

CAPITAL CONTRIBUTIONS, LOANS

AND LIABILITIES

6.1          Initial Capital Contributions of the Members.  The initial Capital Contributions of the Members are set forth on Schedule 6.1 attached to this Agreement, made as follows:

(a)      CHP has contributed Six Million Nine Hundred Seventy-Seven Thousand Two Hundred and Fifty-Seven and Two One Hundredths Dollars ($6,977,257.02) in cash to the Company; and

(b)      Montecito has contributed Seven Hundred Seventy-One Thousand Five Hundred and Forty Nine and Fifteen One Hundredths Dollars ($771,549.15) in cash to the Company.

6.2          Capital Calls.   Any Member may, at any time or times, request all Members to make a Capital Contribution upon the giving of a Capital Call, and all Members hereby agree to make additional Capital Contributions to the Company for the purpose of curing an event of default or a default which with the passage of time will ripen into an event of default or will give rise to the exercise of a remedy by a Lender under the Financing or any future refinancing approved by all the Members pursuant to Section 3.5 of this Agreement (other than the repayment of the principal amount of the Financing or any future refinancing approved by all the Members pursuant to Section 3.5 of this Agreement at the maturity of the Financing or any future refinancing approved by all the Members pursuant to Section 3.5 of this Agreement, as the same may be accelerated), or for the purpose of funding Non-Discretionary Items (such Capital Contributions, the “Mandatory Capital Contributions”). All additional Capital Contributions other than the Mandatory Capital Contributions shall be a Major Decision subject to the mutual agreement of the Members in accordance with Section 3.5 hereof. Upon a Capital Call, provided such Capital Call is with respect to a Mandatory Capital Contribution or an additional Capital Contribution agreed upon by the Members in accordance with Section 3.5, each Member shall contribute as a Capital Contribution such Member’s pro rata portion of the aggregate amount specified in the Capital Call based on such Member’s Percentage Interest set forth on Schedule 6.1 hereto, other than payments for costs and expenses to be paid by a Member pursuant to Section 4.3(b). The Capital Calls shall be given no less than ten (10) Business Days in advance of the date the Capital Contribution specified in such Capital Call is to be made. The Members acknowledge and agree that funds from Capital Contributions will be distributed to the Facility Entity for the purposes set forth in this Section 6.2.

6.3          Reimbursements.

(a)        Except as provided in Sections 6.3(b) below, the Company shall reimburse each Montecito Guarantor and CHP Guarantor, as applicable, for (i) all amounts paid by a Montecito Guarantor or CHP Guarantor in respect of a Claim made by a Lender under an Affiliate Guaranty and (ii) Third Party Costs and Expenses incurred by a Montecito Guarantor or CHP Guarantor in respect of the Claim. The Company shall make such reimbursement from time to time, within fifteen (15) days after receipt of a demand from a Montecito Guarantor or CHP Guarantor, as applicable, together with reasonable documentation substantiating the amount of the request. The Managing Member shall notify the Members of the amount of funds required to pay the demand from the Montecito Guarantor or CHP Guarantor, as applicable, and shall provide the Members with reasonable documentation substantiating the amount of the request, and each Member’s required contribution amount. The Members shall fund the amount called for within ten (10) Business Days after notice is given.

(b)        The Company shall have no reimbursement obligation with respect to a Montecito Recourse Claim or CHP Recourse Claim.

(c)        Notwithstanding the foregoing, (a) CHP shall reimburse each Montecito Guarantor for one hundred percent (100%) of (i) all amounts paid by a Montecito Guarantor in respect of a CHP Recourse Claim made by a Lender under an Affiliate Guaranty and (ii) Third Party Costs and Expenses incurred by a Montecito Guarantor in respect of a CHP Recourse Claim and (b) Montecito shall reimburse each CHP Guarantor for one hundred percent (100%) of (i) all amounts paid by a CHP Guarantor in respect of a Montecito Recourse Claim made by a

Lender under an Affiliate Guaranty and (ii) Third Party Costs and Expenses incurred by a CHP Guarantor in respect of a Montecito Recourse Claim. CHP and Montecito shall make such reimbursement from time to time, within ten (10) Business Days after demand from the Montecito Guarantor or CHP Guarantor, as applicable, together with reasonable documentation substantiating the amount of the request.

6.4          Remedies for Failure to Fund Capital Contributions.

(a)      If any Member shall fail to timely make a Capital Contribution required pursuant to Section 6.2 in the amount and within the time period specified in the Capital Call notice (such Member is hereinafter referred to as a “Non-Contributing Member”), the Managing Member shall give written notice in accordance with the requirements of Section 13.2 of such failure to all other Members and any other Member or Members may fund all or part of such Capital Contribution on behalf of such Non-Contributing Member (each such funding Member is hereinafter referred to as a “Contributing Member”). Any amounts funded by a Contributing Member on behalf of a Non-Contributing Member shall be made directly to the Company but shall be treated as (a) a recourse demand loan made by the Contributing Member to the Non-Contributing Member (the “Member Loan”), bearing interest at the lower of (i) the rate of return to which the Contributing Member is entitled pursuant to Section 8.1 at the time such Member Loan is made, plus the Member Loan Rate, and (ii) the maximum rate permitted by applicable law, followed by (b) a capital contribution by such Non-Contributing Member to the Company. If and to the extent permitted under the terms of the Loan Documents, the Member Loan will be secured by a UCC security interest in the Non-Contributing Member’s Interest (which the Non-Contributing Member hereby grants) and any transferee of the Non-Contributing Member’s Interest will take that Interest subject to the lien. In addition, the lien of such UCC security interest shall be superior-in-interest to the lien of any pledge or other encumbrance granted by the Non-Contributing Member with respect to its Interest pursuant to and in accordance with Section 9.5 hereof. The Member Loan (to the extent of unpaid principal and interest) shall be payable within thirty (30) days after written demand by the Contributing Member and shall be repaid (x) directly by the Company on behalf of the Non-Contributing Member to the Contributing Member from Net Operating Cash Flow or Capital Proceeds otherwise distributable to the Non-Contributing Member as further provided in Section 8.4, and (y) to the extent outstanding, upon any Transfer of any part of the Non-Contributing Member’s Interest. Any Net Operating Cash Flow or Capital Proceeds used to repay the Member Loan shall be applied first to interest and then to principal. The Member Loan may, at the election of the Contributing Member, be evidenced by a promissory note, and the Contributing Member is hereby granted an irrevocable power of attorney, coupled with an interest, to execute and deliver that promissory note on behalf and in the name of the Non-Contributing Member. The failure of a Contributing Member or Non-Contributing Member to execute the promissory note will not invalidate or otherwise affect the enforceability of, or amounts owing under, any Member Loan.

(b)      Notwithstanding anything in Section 6.4(a) to the contrary, if the terms of the Loan Documents prohibit treating all or any portion of a Capital Contribution contributed by a Contributing Member on behalf of a Non-Contributing Member as a Member Loan, and any Member shall fail to timely make a Capital Contribution required pursuant to Section 6.2 in the amount and within the time period specified in the Capital Call notice, the Managing Member shall give written notice in accordance with the requirements of Section 13.2 of such failure to all other Members and any other Member or Members may fund all or part of such Capital Contribution on behalf of such Non-Contributing Member as a Capital Contribution to the Company. Any amounts funded by the Contributing Member on behalf of a Non-Contributing Member shall be made directly to the Company (and shall not be treated as a Member Loan). In such an event, (X) the Capital Account of such Contributing Member shall be increased by two (2) times the aggregate amount of all Capital Contributions funded by such Contributing Member on behalf of itself and on behalf of the Non-Contributing Member with respect to the Capital Call in question, and (Y) the Contributing Member’s Percentage Interest shall be increased and the Non-Contributing Member’s Percentage Interest shall be reduced each proportionately based on such increase of the Contributing Member’s Capital Account.

6.5          Capital of the Company.   The capital of the Company shall be the sum of the Members’ Capital Contributions. Except as otherwise provided in this Agreement, no Member shall be entitled to withdraw or receive any interest on, or return of, all or any part of its Capital Contribution or to receive Company Assets in return for its Capital Contribution.

6.6          Limited Liability of Members.  No Member shall be bound by, or be personally liable for, the expenses, liabilities, indebtedness or obligations of the Company. The liability of each Member shall be limited solely to the amount of its Capital Contribution; provided, however, after a Member has received a distribution from the Company, such Member may be liable to the Company for the amount of the distribution but only to the extent required by this Agreement or by the Act. Nothing in this Agreement shall be construed to create liability of any Member in excess of the amount of its Capital Contribution except for gross negligence, fraud, or willful misconduct by the Managing Member in its capacity as the Managing Member. Except as otherwise expressly provided in this Agreement, none of the Members or their authorized representatives shall have any duties or liabilities to the Company or any other Member (including any fiduciary duties, each of the Members hereby agreeing that the other Member has no fiduciary duty to the Company or the other Members and has no fiduciary duty to the Company or any other Member in connection with the exercise of any rights or options set forth in this Agreement), whether or not such duties or liabilities otherwise arise or exist in law or in equity, and each Member hereby expressly waives any such duties or liabilities; provided, however, that this section shall not eliminate or limit the liability of such authorized representatives or the Members (A) for acts or omissions that involve fraud, intentional misconduct, or a knowing and culpable violation of law, or (B) for any transaction not permitted or authorized under or pursuant to this Agreement from which such authorized representative or Member derived a personal benefit unless the Managing Member has approved in writing such transaction in accordance with this Agreement; provided, further, however, that the duty of care of each of such authorized representatives and the Members is to not act with fraud, intentional misconduct, or a knowing and culpable violation of law.

6.7          Financing.

(a)      Non-Recourse; Carve-out Guaranties The Financing is, or will be, secured by the Facility and is, or will be, non-recourse to the Company and to the Members, except as otherwise expressly set forth in the documents evidencing such Financing, provided that a Montecito Guarantor and a CHP Guarantor will be jointly and severally responsible for certain obligations as set forth in any Affiliate Guaranties. Montecito and CHP shall cause Montecito

Guarantor and CHP Guarantor, respectively, to the extent required by the Lender, to issue any Affiliate Guaranties, in forms acceptable to Montecito and CHP in their sole discretion. CHP, Montecito and the Company and the CHP Guarantor and Montecito Guarantor have entered into an Indemnification and Contribution Agreement on the date hereof in the form attached hereto as Exhibit B.

ARTICLE 7

CAPITAL ACCOUNTS, PROFITS

AND LOSSES AND ALLOCATIONS

7.1          Capital Accounts.

(a)        The Capital Accounts of Montecito and CHP established hereunder shall initially be set forth on Schedule 6.1.

(b)        A separate Capital Account shall be maintained for each Member in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv), and this Section 7.1 shall be interpreted and applied in a manner consistent therewith. Whenever the Company would be permitted to adjust the Capital Accounts of the Members pursuant to Treasury Regulation 1.704-1(b)(2)(iv)(f) to reflect revaluations of the Company, the Company may so adjust the Capital Accounts of the Members. In the event that the Capital Accounts of the Members are adjusted pursuant to Treasury Regulation 1.704-1(b)(2)(iv)(f) to reflect revaluations of any of the Company’s assets or property, (i) the Capital Accounts of the Members shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain or loss, as computed for book purposes, with respect to such assets or property, (ii) the Member’s distributive shares of depreciation, depletion, amortization and gain or loss, as computed for tax purposes, with respect to such assets or property shall be determined so as to take account of the variation between the adjusted tax basis and the book value of such assets or property in the same manner as under IRC Section 704(c), and (iii) the amount of upward and/or downward adjustments to the book value of the Company property shall be treated as income, gain, deduction and/or loss for purposes of applying the allocation provisions of this Section. In the event that Code Section 704(c) applies to any Company property, the Capital Accounts of the Members shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain and loss, as computed for book purposes with respect to such Company property.

(c)        Each Member’s Capital Account shall be maintained in accordance with the following provisions:

            (i)         Each Member’s Capital Account shall be credited with the amounts of such Member’s Capital Contributions, such Member’s distributive share of Profits and any items in the nature of income or gain which are specially allocated to the Member pursuant to this Article 7, and the amount of any liabilities of the Company assumed by such Member or which are secured by any property distributed by the Company to such Member;

(ii)       Each Member’s Capital Account shall be charged with the amounts of cash and the Carrying Value of any property distributed by the Company to such Member pursuant to any provision of this Agreement, such Member’s distributive share of Losses and any items in the nature of expenses or losses which are specially allocated to the Member pursuant to this Article 7, and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

(iii)      If all or a portion of a Member’s Interest is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Interest; and

(iv)      In determining the amount of any liability for purposes of this Section 7.1(b), Section 752(c) of the Code and any other applicable provisions of the Code and Regulations shall be taken into account.

This Section 7.1(c) and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. If the Managing Member determines that it is prudent to modify the manner in which the Capital Accounts, or any charges or credits thereto (including charges or credits relating to liabilities which are secured by contributions or distributed property or which are assumed by the Company or by Members), are computed in order to comply with such Regulations, the Managing Member may make such modification, but only if it is not likely to have a material effect on the amounts to be distributed to any Member pursuant to Section 8.1, Section 8.2 or Section 10.3 upon the dissolution of the Company. The Managing Member also shall (c) make any adjustments that may be necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (d) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

7.2          General Allocation Rules.  After giving effect to the special allocations set forth in Section 7.3, all Profits and Losses (and to the extent necessary, as set forth in clauses (a), (b) and (c) of this Section 7.2, items of gross income, gain, expense and loss) of the Company shall be allocated to the Members as follows:

(a)      If the Company has Profits for any Fiscal Year (determined prior to giving effect to this clause (a)), each Member whose Partially Adjusted Capital Account is greater than its Target Capital Account shall be allocated, proportionately, items of Company expense or loss for such Fiscal Year equal to the difference between its Partially Adjusted Capital Account and Target Capital Account. If the Company has insufficient items of expense or loss for such Fiscal Year to satisfy the previous sentence with respect to all such Members, the available items of expense or loss shall be allocated among such Members in proportion to such differences.

(b)      If the Company has Losses for any Fiscal Year (determined prior to giving effect to this clause (b)), each Member whose Partially Adjusted Capital Account is less than its Target Capital Account shall be allocated, proportionately, items of Company gain or income for such Fiscal Year equal to the difference between its Partially Adjusted Capital Account and Target Capital Account. If the Company has insufficient items of income or gain for such Fiscal Year to satisfy the previous sentence with respect to all such Members, the available items of income or gain shall be allocated among such Members in proportion to such differences.

(c)      Any remaining Profits or Losses (as computed after giving effect to clauses (a) and (b) of this Section 7.2) shall be allocated among the Members so as to reduce, proportionately, the differences between their respective Partially Adjusted Capital Accounts and Target Capital Accounts for the period under consideration. To the extent possible, each Member shall be allocated a pro rata share of all Company items allocated pursuant to this clause (c). No portion of such Profits, if any, shall be allocated to a Member whose Partially Adjusted Capital Account for the period under consideration is greater than its Target Capital Account for such period; and no portion of such Losses, if any, shall be allocated to a Member whose Target Capital Account for the period under consideration is greater than its Partially Adjusted Capital Account for such period.

7.3          Special Allocations.    The following special allocations shall be made in the following order and priority:

(a)      Company Minimum Gain Charge-back. Notwithstanding any other provision of this Article 7, if there is a net decrease in Company Minimum Gain during any Company Fiscal Year, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section 7.3(a) is intended to comply with the minimum gain charge-back requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

(b)      Member Minimum Gain Charge-Back. Notwithstanding any other provision of this Article 7 except Section 7.3(a), if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Company Fiscal Year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section 7.3(b) is intended to comply with the minimum gain charge-back requirement in Section 1.705-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

(c)      Qualified Income Offset.  In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in the Regulations Section 1.704-1(b)(2)(ii)(d)(4) (adjustments for depletion), 1.704-1(b)(2)(ii)(d)(5) (other loss or deduction), or 1.704-1(b)(2)(ii)(d)(6) (reasonably expected distributions), items of Company income and gain shall be specially allocated to each such Member in any amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 7.3(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 7 have been tentatively made as if this Section 7.3(c) were not in the Agreement.

(d)      Gross Income Allocation.  In the event any Member has a deficit Capital Account at the end of any Company Fiscal Year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement and (ii) the amount such Member is deemed to be obligated to restore pursuant to Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 7.3(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article 7 have been tentatively made as if this Section 7.3(d) and Section 7.3(c) were not in the Agreement.

(e)      Nonrecourse Deductions.   Nonrecourse Deductions for any Fiscal Year shall be allocated between the Members in proportion to their respective Percentage Interests.

(f)      Member Nonrecourse Deductions.  Any Member Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

(g)      Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 734(b) or 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

(h)          Reversal of Regulatory Allocations.

(i)        The “Regulatory Allocations” consist of the “Basic Regulatory Allocations,” as defined in Section 7.3(h)(ii), the “Nonrecourse Regulatory Allocations,” as defined in Section 7.3(h)(iii), and the “Member Nonrecourse Regulatory Allocations,” as defined in Section 7.3(h)(iv).

(ii)       The “Basic Regulatory Allocations” consist of allocations pursuant to Section 7.3(c), 7.3(d) and 7.3(g). Notwithstanding any other provision of this Agreement, other than the Regulatory Allocations, the Basic Regulatory Allocations shall be taken into account in allocating items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Basic Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Basic Regulatory Allocations had not occurred. For purposes of applying the foregoing sentence, allocations pursuant to this Section 7.3(h)(ii) shall only be made with respect to allocations pursuant to Section 7.3(g) to the extent the Managing Member reasonably determines that such allocations will otherwise be inconsistent with the economic agreement among the parties to this Agreement.

(iii)      The “Nonrecourse Regulatory Allocations” consist of all allocations pursuant to Sections 7.3(a) and 7.3(e). Notwithstanding any other provision of this Agreement, other than the Regulatory Allocations, the Nonrecourse Regulatory Allocations shall be taken into account in allocating items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Nonrecourse Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Nonrecourse Regulatory Allocations had not occurred. For purposes of applying the foregoing sentence, (A) no allocations pursuant to this Section 7.3(h)(iii) shall be made prior to the Company Fiscal Year during which there is a net decrease in Company Minimum Gain, and (B) allocations pursuant to this Section 7.3(h)(iii) shall be deferred with respect to allocations pursuant to Section 7.3(e) to the extent the Managing Member reasonably determines that such allocations are likely to be offset by subsequent allocations pursuant to Section 7.3(a).

(iv)      The “Member Nonrecourse Regulatory Allocations” consist of all allocations pursuant to Section 7.3(b) and 7.3(f). Notwithstanding any other provision of this Agreement, other than the Regulatory Allocations, the Member Nonrecourse Regulatory Allocations shall be taken into account in allocating items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Member Nonrecourse Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Member Nonrecourse Regulatory Allocations had not occurred. For purposes of applying the foregoing sentence, (A) no allocations pursuant to this Section 7.3(h)(iv) shall be made with respect to allocations pursuant to Section 7.3(f) relating to a particular Member Nonrecourse Debt prior to the Company Fiscal Year during which there is a net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, and then only to the extent necessary to avoid any potential economic distortions caused by such net decrease in Member Minimum Gain, and (B) allocations pursuant to this Section 7.3(h)(iv) shall be deferred with respect to allocations pursuant to Section 7.3(f) relating to a particular Member Nonrecourse Debt to the extent the Managing Member reasonably determined that such allocations are likely to be offset by subsequent allocations pursuant to Section 7.3(b).

           (v)        The Managing Member shall have reasonable discretion, with respect to each Company Fiscal Year, to (A) apply the provisions of Sections 7.3(h)(ii), 7.3(h)(iii) and 7.3(h)(iv) in whatever order is likely to minimize the economic distortions that might otherwise result from the Regulatory Allocations, and (B) divide all allocations pursuant to Sections 7.3(h)(ii), 7.3(h)(iii) and 7.3(h)(iv) among the Members in a manner that is likely to minimize such economic distortions.

7.4          Income Tax Elections.   In the event of a Transfer of all or part of a Member’s Interest (or of the interest of a partner in a partnership which is a Member) because of death or sale, the Company shall, if requested by the transferee, make the election described in Section 754 of the Code.

7.5          Income Tax Allocations.

(a)       Except as otherwise provided in Section 7.5(c), for purposes of Sections 702 and 704 of the Code, or the corresponding sections of any future Federal internal revenue law, or any similar tax law of any state or other jurisdiction, the Company’s profits, gains and losses for Federal income tax purposes, and each item of income, gain, loss or deduction entering into the computation thereof, shall be allocated among the Members in the same proportions as the corresponding “book” items are allocated pursuant to this Section.

(b)       If any portion of the Profit from a Capital Transaction allocated among the Members pursuant to Section 7.5(a) is characterized as ordinary income under the recapture provisions of the Code or is subject to a different rate of tax under the Code, each Member’s distributive share of taxable gain from the sale of the property that gave rise to such Profit (to the extent possible) shall include a proportionate share of the recapture income or income that is subject to a different rate of tax equal to that Member’s share of prior cumulative depreciation deductions with respect to the property that give rise to the recapture income or the income that is subject to a different rate of tax except to the extent otherwise required by Regulations Sections 1.1245-1(e) and 1.1250-1(f).

(c)       Each item of taxable income, gain, loss or deduction attributable to (i) any property (other than cash) contributed by a Member to the Company, and (ii) any other property of the Company the Carrying Value of which has been adjusted pursuant to clause (iii) of the definition of Carrying Value, shall be allocated among the Members in accordance with Section 704(c) of the Code, using such method permitted by Section 704(c) of the Code and the Regulations thereunder as may be selected by the Managing Member, with the approval of Montecito, so as to take into account the variation, at the time of contribution or adjustment to Carrying Value, between the Adjusted Basis and the Carrying Value of such property, as required by Regulations Section 1.704-1(b)(4)(i) and Section 1.704-3.

(d)       Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Regulations Section 1.752-3(a)(3), the Members’ interests in Company profits shall be in proportion to their respective Percentage Interests.

(e)       To the extent permitted by Sections 1.704-2(h)(3) and 1.704-2(i)(6) of the Regulations, the Members shall endeavor to treat distributions of Net Operating Cash Flow or Capital Proceeds as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Member.

7.6          Transfers During Fiscal Year.  In the event of the Transfer of all or any part of a Member’s Interest (in accordance with the provisions of this Agreement) at any time other than the end of a Fiscal Year, the share of Profit or Loss (in respect of the Interest so Transferred) shall be allocated between the transferor and the transferee in the same ratio as the number of days in the Fiscal Year before and after such Transfer. The prior sentence shall not apply to Profit or Loss from Capital Transactions or to other extraordinary nonrecurring items. Such amounts shall be allocated between the transferor and transferee based on the date of closing of the sale or on the date the gain is realized or the loss incurred, as the case may be.

7.7          Election to be Taxed as Association.    The Company shall be treated as a partnership for federal income tax purposes. No Member or Managing Member shall cause the Company to elect to be treated other than as a partnership for federal income tax purposes in accordance with Regulations Section 301.7701-3(c), unless such election is approved in writing by all Members. If at any time the Company has just one Member, it shall be disregarded as a separate entity for federal, state and local tax purposes. The Managing Member, in the Managing Member’s reasonable discretion, shall have the authority to elect to treat any subsidiary of the Company that is a corporation as a “Taxable REIT Subsidiary”.

7.8          Assignees Treated as Members.  For all purposes of this Article 7, but for no other purpose, an Assignee shall be treated as a Member and each reference in this Article 7 to the Members shall be deemed to include Assignees.

ARTICLE 8

DISTRIBUTIONS OF NET OPERATING CASH FLOW

AND CAPITAL PROCEEDS

8.1          Distributions of Net Operating Cash Flow.  Net Operating Cash Flow distributed shall be reasonably adjusted within 30 days after the end of the last calendar quarter of each Fiscal Year (and to the extent necessary the Members agree to make appropriate adjustments among themselves) to ensure that the amount distributable to each of the Members for the entire Fiscal Year is equal to the amounts each of the Members would have received under Section 8.1 if the Net Operating Cash Flow was determined for the entire Fiscal Year and was distributed in a single disbursement as of the end of each Fiscal Year (such adjustments, for example, shall take into account any increased yield a Member receives as a result of receiving distributions quarterly instead of annually). Distributions of Net Operating Cash Flow shall be made to the Members, in accordance with each Member’s Percentage Interest of the Company, within thirty (30) days after the close of each calendar quarter (unless (x) such distribution is not in compliance with law or (y) such distribution would result in a breach of any covenants or undertakings provided by the Company (including covenants or undertakings provided for third party financing) or would, in the opinion of the Members, acting reasonably, be likely to do so during the following twelve (12) months).

8.2          Distribution of Capital Proceeds.  Capital Proceeds shall be distributed promptly after a Capital Transaction (unless (x) such distribution is not in compliance with law or (y) such distribution would result in a breach of any covenants or undertakings provided by the Company (including covenants or undertakings provided for third party financing) or would, in the opinion of the Members, acting reasonably, be likely to do so during the following twelve (12) months) in the following order of priority:

(a)       First, to each Member, in accordance with their respective Interests, until each Member has received a ten percent (10%) Internal Rate of Return, compounded annually, on each Member’s Total Capital Contributions after taking into account all amounts previously distributed to each Member (pursuant to Sections 8.1 and 8.2), respectively;

(b)       Second, (i) twenty percent (20%) to Montecito, and (ii) eighty percent (80%) to CHP, until CHP has received a twelve percent (12%) Internal Rate of Return, compounded annually, on CHP’s Total Capital Contribution after taking into account all amounts previously distributed to CHP; and

(c)       Thereafter, (i) thirty percent (30%) to Montecito and (ii) seventy percent (70%) to CHP.

8.3          Distribution Calculations.  In applying the terms of Section 8.1 and Section 8.2, (a) references to relative Percentage Interests or relative Capital Contributions will be those in effect at the time of the distribution, (b) until a particular priority has been satisfied in full, no amounts will be distributable under any junior priority, and (c) all amounts distributable under a particular priority will be prorated among the Members in the manner specified within that priority, and the method of proration applied to each dollar distributable in that priority will be the same until that priority is satisfied in full.

8.4          Repayment of Member Loans, Reconciliation Amounts and Other Payments.

(a)       Notwithstanding anything to the contrary in Section 8.1 and Section 8.2, if as a result of a Member Loan, any Member becomes a Non-Contributing Member, then any distributions that would otherwise be payable to the Non-Contributing Member pursuant to Section 8.1 or Section 8.2 will instead be paid to the Contributing Member or Members, first to pay any accrued interest and then to pay the principal amount thereof until such Member Loan (including any accrued and unpaid interest) is repaid in full and such amounts will not be deemed to have passed through the distribution allocations set forth in Section 8.1 and the waterfall set forth in Section 8.2. If there are two or more Contributing Members with respect to the Member Loan to a Non-Contributing Member, distributions under Section 8.1 or Section 8.2 will be made pro rata to each Contributing Member in proportion to the relative principal amount of Member Loans (including accrued and unpaid interest) that each Contributing Member has outstanding as a percentage of total outstanding Member Loans made to the Non-Contributing Member by all

Contributing Members. Any distributions paid to a Contributing Member(s) pursuant to this Section 8.4(a) in respect of a Member Loan will, for tax allocation and all other purposes of this Agreement, be treated as if they had been distributed to the Non-Contributing Member, not the Contributing Member or Members.

(b)       If any amount that is to be paid by a Member pursuant to Section 4.3(b) has not been paid by a Member, any distributions that would otherwise be payable to the Member will instead be used first to pay the payment of any such indemnification reconciliation amount owed by a Member to the Company that has not been paid pursuant to Section 4.3(b) and such amounts will not be deemed to have passed through the distribution allocations set forth in Section 8.1 and the waterfall set forth in Section 8.2.

8.5          Liquidation.  Subject to the terms of Sections 8.2(a), (b) and (c), in the event of the sale or other disposition of all or substantially all of the Company Assets, the Company shall be dissolved and the proceeds of such sale or other disposition shall be distributed in liquidation as provided in Article 10, except that to the extent that the Company receives a purchase money note or notes in exchange for all or a portion of such assets, the Company shall continue until such purchase money note or notes have been paid in full.

ARTICLE 9

DISPOSITION OF INTERESTS

9.1          Limitations on Assignments of Interests by Members.  Except as set forth in this Article 9 and other than (i) Transfers by Montecito or CHP to their respective Affiliates, (ii) transfers of a minority equity interest in CHP to CNL Lifestyle Properties, Inc., a Maryland corporation, (iii) Transfers between Montecito and CHP, or (iv) pledges of, or security or similar interests in the Interests as may be required by the Lenders to the Company, which in each case shall be subject to the terms and conditions of the Financing, no Member shall have the right to Transfer all or any portion of its Interest without the consent of the other Members in their sole discretion and the consent of Lenders and assumption of any recourse Debt by such transferee. Notwithstanding anything to the contrary herein, in no event may a Member Transfer all or any portion of its Interest unless all necessary consents and approvals are received from the applicable governmental authority with respect to the licensure of the Facility. Any transfer tax or similar tax imposed on Montecito or CHP relating to a transaction pursuant to Article 9 will be paid or caused to be paid by that Member (and the Member will indemnify the Company for any such transfer tax or similar tax).

9.2          Assignment Binding on Company.  No Transfer of all or any part of the Interest of a Member permitted to be made under this Agreement shall be binding upon the Company unless and until a duplicate original of such assignment or instrument of transfer, duly executed and acknowledged by the assignor or transferor, has been delivered to the Company, and such instrument evidences (i) the written acceptance by the assignee of all of the terms and provisions of this Agreement and (ii) the assignee’s representation that such assignment was made in accordance with all applicable laws and regulations. In addition, a Person to whom a Transfer may be made pursuant to this Article 9, may also be required, in the discretion of the Members, and as a condition precedent to its becoming a transferee, to make certain representations, warranties and covenants including, without limitation, representations as to its net worth, sophistication and investment intent.

9.3          Substituted Members.

(a)        Members who assign all their Interests pursuant to an assignment or assignments permitted under this Agreement shall cease to be Members of the Company except that unless and until a Substituted Member is admitted in its stead, the assigning Member shall not cease to be a Member of the Company under the Act and shall retain the rights and powers of a Member under the Act and pursuant to this Agreement, provided that such assigning Member may, prior to the admission of a Substituted Member, assign its economic interest in its Interest, to the extent otherwise permitted under this Article 9. Any Person who is an assignee of any portion of the Interest of a Member and who has satisfied the requirements of Section 9.1 and Section 9.2 shall become a Substituted Member only when (i) the Managing Member has entered such assignee as a Member on the books and records of the Company, which the Managing Member is hereby directed to do upon satisfaction of such requirements, and (ii) such assignee shall have paid all reasonable legal fees and filing costs in connection with the substitution as a Member.

(b)        Any Person who is an assignee of any of the Interest of a Member but who does not become a Substituted Member and desires to make a further assignment of any such Interest, shall be subject to all the provisions of this Article 9 to the same extent and in the same manner as any Member desiring to make an assignment of its Interest.

9.4          Acceptance of Prior Acts.  Any Person who becomes a Member, by becoming a Member, accepts, ratifies and agrees to be bound by all actions duly taken pursuant to the terms and provisions of this Agreement by the Company prior to the date it became a Member and, without limiting the generality of the foregoing, specifically ratifies and approves all agreements and other instruments as may have been executed and delivered on behalf of the Company prior to said date and which are in force and effect on said date.

9.5          Permitted Transfers.

(a)        Notwithstanding anything to the contrary herein, subject to the terms and conditions of the Financing, the following Transfers shall be deemed “Permitted Transfers” and shall not require the consent of the other Member.

            (i)         Any Member may pledge its Interest to a commercial lender in connection with a financing for the benefit of such Member or its Affiliates (other than the Financing); provided that any such pledge would not contravene the terms and conditions of the Loan Documents; and provided further however, that the definitive loan documentation with such lender, shall provide that: (i) such lender acknowledges and agrees that such pledge, and the lien and security interest created thereby, shall be subject and subordinate to any lien and security interest on such Member’s Interest (whether then existing or thereafter created) which secures a Member Loan made to such Member, and such lender shall covenant and agree to duly execute and deliver such documents that may be reasonably requested by the Contributing Member to evidence such subordination, and (ii) such lender shall provide a copy to both Members hereunder of any notice with respect to such lender’s intent to realize upon the pledged Interest after an event of default under such financing, and the Member which is not subject to the financing shall have the same period as provided to the defaulting Member under the applicable loan documents to remedy or cause to be remedied the defaults specified in such notice (to the extent such defaults are capable of being remedied by such Member). All sums expended by a Member to cure the loan defaults of a defaulting Member under this Section 9.5(a)(i) shall be treated as a Member Loan hereunder. In the event the applicable defaults are not so cured and the lender realizes upon the defaulting Member’s Interest, such realization shall be a permitted Transfer hereunder. Each Member acknowledges and agrees that the Company shall not be required to bear any costs or expenses in connection with a financing of the type described in this Section 9.5(a)(i) (including, without limitation, any fees, costs or expenses payable to any Lender on account of such financing), and all such costs and expenses shall be borne solely by the Member to whom (or to the Affiliate of whom) such financing is made. In no event shall any such costs or expenses incurred by a Member pursuant to and in accordance with the immediately prior sentence entitle such Member to a Capital Account credit hereunder.

(ii)       Montecito and its successors and assigns may sell all or any portion of its Interest subject to the right of first offer in favor of CHP, on the terms set forth in Section 12.2 hereof; provided however, that with respect to the voting rights of any third party purchaser of a portion of the Montecito Interest, such rights will be exercised by Montecito on behalf of such purchaser as if Montecito retained 100% of its Interest.

(iii)       CHP and its successors and assigns may sell all or any portion of its Interest; provided however, that with respect to the voting rights of any third party purchaser of a portion of the CHP Interest, such rights will be exercised by CHP on behalf of such purchaser as if CHP retained 100% of its Interest. If CHP desires to sell any portion of its Interest (such portion of CHP’s Interest being referred to herein as the “CHP Transfer Amount”) to a Person that is not an Affiliate of CHP (the “Prospective Buyer”), then, at least ten (10) Business Days prior to the consummation of such proposed sale, CHP shall offer Montecito in writing (a “Tag-Along Offer”) the opportunity to sell to the Prospective Buyer a percentage of Montecito’s Interest equal to Montecito’s Percentage Interest of the CHP Transfer Amount. Montecito shall, within five (5) Business Days after the giving of a Tag-Along Offer, inform CHP in writing as to whether Montecito accepts such Tag-Along Offer. If Montecito, within such five (5) Business Day period (time being of the essence), fails to advise CHP in writing that Montecito unconditionally accepts such Tag-Along Offer, then Montecito shall be deemed to have rejected such Tag-Along Offer (in which case CHP may proceed with the sale of the CHP Transfer Amount to the Prospective Buyer without the participation of Montecito). If Montecito duly accepts such Tag-Along Offer, then Montecito shall be entitled to sell a portion of its Interest equal to its Percentage Interest of the CHP Transfer Amount to the Prospective Buyer, on the terms of the Tag-Along Offer and at the same time as CHP sells the balance of the CHP Transfer Amount to the Prospective Buyer. If Montecito does not timely tender the applicable portion of its Interest, or does not otherwise reasonably cooperate in facilitating the sale of the applicable portion of its Interest to the Prospective Buyer, then Montecito will be deemed irrevocably to have waived its rights with respect to the applicable Tag-Along Offer. In the event Montecito does not accept a Tag-Along Offer (or if Montecito is deemed to have waived its rights in respect of a Tag-Along Offer as provided herein), CHP will be entitled to consummate its Transfer of the CHP Transfer Amount to the Prospective Buyer, within six (6) months following such non-acceptance or waiver, on basic economic terms substantially the same (or less favorable to CHP) as those contained in the Tag-Along Offer given to Montecito. If Montecito timely accepts a Tag-Along Offer, then

(A)        on the date scheduled for the closing of the Transfer to the Prospective Buyer, Montecito shall execute such documents and instruments, and take such other actions, as are reasonably required to consummate the sale of Montecito’s Interest, in the amount of the Montecito Tag-Along Amount, to the Prospective Buyer (failing which CHP may proceed with the Transfer of its Interest, in the amount of the CHP Transfer Amount, to the Prospective Buyer without the participation of Montecito);

(B)        Each Member shall bear its own transaction costs, including but not limited to the costs of its own legal counsel and other professional advisors, in connection with the transfer of its respective Percentage Interest. All out-of-pocket expenses that have been incurred by or on behalf of the Company by either Member with respect to the transfer shall be expenses of the Company; and

(C)        the aggregate net proceeds (the “Proceeds”) of the Transfer by CHP and Montecito of their respective Interests to the Prospective Buyer (after deducting the transaction costs described in the immediately preceding sub-clause (B)) shall be distributed to CHP and Montecito in proportion to their respective Percentage Interests.

(iv)        CHP and its successors and assigns may assign or sell all or a portion of its Interest to a REIT sponsored by CNL Financial Group, LLC, a Florida limited liability company, or its Affiliates.

(v)         Montecito may from time to time and in its sole discretion without the consent of any other Member or the Company, sell or assign its Interest in whole or in part to any Person that is a wholly-owned affiliate of MMAC Berkshire LLC, a Delaware limited liability company. Furthermore, direct or indirect interests may be sold, conveyed, pledged or transferred in MMAC Berkshire LLC, a Delaware limited liability company, so long as one or more of those Persons that are members of MMAC Berkshire LLC, a Delaware limited liability company, as of the date hereof continue to own not less than twenty-five percent (25%) of the interests in MMAC Berkshire LLC. Notwithstanding the foregoing, BRV-MMAC, L.L.C., a Delaware limited liability company, may sell, convey, pledge or transfer its interest in MMAC Berkshire, LLC in whole or in part so long as Montecito Medical Property Company, LLC owns ten percent (10%) or more of MMAC Berkshire, LLC.

(b)         Indirect Transfers of a Member’s Interest shall be subject to the restrictions set forth in Section 9.1, provided, however, that notwithstanding anything else contained in this agreement, any Member may sell its Interest without receiving the prior written consent of the other Member in connection with a Liquidity Event.

ARTICLE 10

DISSOLUTION OF THE COMPANY;

WINDING UP AND DISTRIBUTION OF ASSETS

10.1        Dissolution.

(a)        The Company shall be dissolved and its affairs shall be wound up only upon the first to occur of the following:

            (i)       the entry of a decree of judicial dissolution under Section 18-802 of the Act;

            (ii)        the termination of the legal existence of the last remaining Member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining Member of the Company in the Company unless the business of the Company is continued in a manner permitted by this Agreement or the Act. Upon the occurrence of any event that causes the last remaining Member of the Company to cease to be a Member of the Company, to the fullest extent permitted by law, the personal representative of such Member is hereby authorized and directed to, and shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of such Member in the Company, agree in writing (A) to continue the Company and (B) to the admission of the personal representative or its nominee or designee, as the case may be, as a Substituted Member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining Member of the Company in the Company;

             (iii)        a Capital Transaction effecting the sale, exchange, transfer, assignment or other disposition, directly or indirectly, of the Facility and receipt of the final payment of any installment obligation received as a result of any such Capital Transaction;

             (iv)        the written direction of all of the Members; or

             (v)        the later of (A) the thirtieth (30th) anniversary of the Effective Date and (B) the date on which the term of the last Management Agreement expires, including any renewals thereof.

(b)        No Member shall have the right to (i) withdraw or resign as a Member of the Company, (ii) redeem, or otherwise require redemption of, its Interest or any part thereof or (iii) to the fullest extent permitted by law, dissolve itself voluntarily.

(c)        Notwithstanding any other provision of this Agreement, the Bankruptcy of any of the Members shall not cause said Member to cease to be a Member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution. To the fullest extent permitted by law, the Company shall not be dissolved or terminated solely by reason of the Bankruptcy, removal, withdrawal, dissolution or admission of any Member.

10.2       Winding Up.

(a)        In the event of the dissolution of the Company pursuant to Section 10.1(a), the Managing Member may wind up the Company’s affairs.

(b)        Upon dissolution of the Company and until the filing of a certificate of cancellation of the Certificate of Formation as provided in the Act, the Managing Member or a liquidating trustee, as the case may be, may, in the name of, and for and on behalf of, the Company, prosecute and defend suits, whether civil, criminal or administrative, gradually settle and close the Company’s business, dispose of and convey the Company’s Asset’s and property, discharge or make reasonable provision for the Company’s liabilities, and distribute to the Members in accordance with Section 10.3 any remaining assets of the Company, all without affecting the liability of Members and without imposing liability on any liquidating trustee.

(c)        Upon the completion of winding up of the Company, the Managing Member or liquidating trustee, as the case may be, shall file a certificate of cancellation of the Certificate of Formation in the Office of the Secretary of State of the State of Delaware as provided in the Act. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.

10.3       Distribution of Assets.    Upon the winding up of the Company, the Company Assets shall be distributed in the following priority:

(a)        to the satisfaction of debts and liabilities of the Company owed to creditors (whether by payment or the making of reasonable provision for payment thereof), in order of priority as provided by law, other than debts and liabilities owed to Members, including, without limitation, Member Loans, including to the payment of expenses of the liquidation and to the setting up of any reserves that the Managing Member or the liquidating trustee, as the case may be, shall determine are reasonably necessary for any contingent, conditional or non-matured liabilities or obligations of the Company or the Members;

(b)        to the satisfaction of debts and liabilities of the Company owed to Members; and

(c)        to the Members, in accordance with the provisions of Section 8.2(a), Section 8.2(b), and Section 8.2(c) as if such distribution was a distribution of Capital Proceeds.

ARTICLE 11

AMENDMENTS

11.1       Amendments.  This Agreement may only be modified, altered, supplemented or amended pursuant to a written agreement executed and delivered by all of the Members.

11.2       Additional Members.   Notwithstanding Section 11.1, if this Agreement shall be amended as a result of adding or substituting a Member, the amendment to this Agreement shall be signed by all of the Members and by the Person to be added or substituted and by the assigning Member, if any.

11.3        Documentation.     In making any amendments, the Managing Member shall prepare and file for recordation such documents and certificates as shall be required to be prepared and filed.

ARTICLE 12

BUY-SELL; RIGHT OF FIRST OFFER

12.1        Buy Sell.

(a)        With the consent of Lender, at any time from and after four (4) years from the Effective Date, either Member (the “Offeror”) may give to the other Member (the “Offeree”) a written notice in accordance with the requirements of Section 13.2 (a “Buy-Sell Notice”) stating the Offeror’s determination of the price for the assets of the Company if the Company was sold to a third party purchaser for fair market value, as determined by a qualified independent real estate appraiser with an MAI designation, selected by the Offeror (without application of any lack of marketability or minority interest discounts), free and clear of all liabilities, (the “Buy-Sell Price”), and stating that the Offeror will either (i) pay to the Offeree in exchange for all the Offeree’s Interest an amount (the “Offer Amount”) equal to the cash amount that the Offeree would have received in respect of the Offeree’s Interest pursuant to Section 8.2, net of the Transfer Expenses, in the event of a Capital Transaction of the type described in Section 10.1(a) above on the date of delivery of the Buy-Sell Notice for a sales price equal to the Buy-Sell Price or (ii) sell all the Offeror’s Interest to the Offeree in exchange for an amount (the “Selling Amount”) equal to the cash amount Offeror would have received pursuant to Section 8.2, net of the Transfer Expenses, in the event of a Capital Transaction of the type described in Section 10.1(a) above on the date of delivery of the Buy-Sell Notice for a sales price equal to the Buy-Sell Price. The Offer Amount and Selling Amount shall be calculated by the Offeror and included in the Buy-Sell Notice. In the event that the Offeree does not agree with the Offer Amount or Selling Amount contained in the Buy-Sell Notice and provides written notice to the Offeror of such disagreement within three (3) Business Days after its receipt of the Buy-Sell Notice, then the Offer Amount and Selling Amount shall be re-calculated by an Independent Accountant acting on behalf of the Company within three (3) Business Days of the issuance of a subsequent Buy-Sell Notice (the “Second Buy-Sell Notice”), and such accountant shall notify both the Offeror and Offeree of such amounts in writing upon such calculation.

(b)       The Offeree shall have a period of thirty (30) days after its receipt of the Buy-Sell Notice or Second Buy-Sell Notice, if applicable, within which to give the Offeror written notice in accordance with the requirements of Section 13.2 (the “Reply Notice”) whether the Offeree shall (i) sell its Interest to the Offeror for the Offer Amount or (ii) buy the Offeror’s Interest for the Selling Amount. In the event that the Reply Notice is not so given prior to the expiration of the thirty (30) day period, the Offeree shall be deemed to have accepted the offer to sell its entire Interest to the Offeror for the Offer Amount or purchase the Offeror’s entire Interest for the Selling Amount. Within ten (10) Business Days after the receipt or deemed receipt of the Reply Notice, the purchaser of the Interest shall deliver a ten percent (10%) cash deposit to the selling party.

(c)        Closing of the Transfer of the Offeror’s or Offeree’s Interest in accordance with the Offeree’s election will take place within one hundred twenty (120) days after receipt or deemed receipt by the Offeror of the Reply Notice, unless the selling and the purchasing party mutually agree to an earlier closing date. At the closing, the selling Member shall transfer its Interest free and clear of all Liens in consideration of its receipt by wire transfer of the purchase price on the terms and conditions set forth in Section 12.3 below. Should either Member default in its obligation to close when it is obligated to do so, (i) the defaulting purchasing party shall forfeit the deposit, (ii) the defaulting Member shall have no further ability to invoke the provisions of this Section 12.1 and (iii) the non-defaulting Member (A) shall have the right to buy the defaulting Member’s Interest for a Buy-Sell Price that shall be reduced by ten percent (10%), which right shall continue for a period of thirty (30) days following the default of the defaulting purchasing party and (B) shall be entitled to specific performance of such obligation. If the non-defaulting Member exercises the right set forth in the foregoing clause (iii), the closing of the purchase of the defaulting Member’s Interest shall occur subject to and in accordance with the provisions of Section 12.3.

(d)        Notwithstanding anything to the contrary contained in this Section 12.1, if at any time during the Term of the Company either of the Montecito Principals ceases to be directly associated with Montecito, for any reason whatsoever, then Montecito shall have sixty (60) days from the date of the departure of such Montecito Principal to hire or otherwise put in place a suitable replacement, with the same credentials as the departing Montecito Principal, to serve in the same capacity as the departing Montecito Principal; provided, however, that if CHP does not consent to such replacement, then CHP may accelerate Section 12.1, regardless of whether the four-year period has expired, and immediately exercise its buy-sell rights as set forth in Section 12.1(a), (b) and (c). CHP shall act reasonably in exercising its business judgment for purposes of deciding whether or not to consent to such replacement. Notwithstanding the foregoing, so long as Montecito is diligently finding a replacement for the departing Montecito Principal, then the sixty-day period set forth herein shall be extended until such time as Montecito hires or otherwise puts in place such replacement.

12.2        Right of First Offer.

(a)        Subject to the terms and conditions of Article 9 of this Agreement and notwithstanding anything to the contrary contained herein, if, at any time, Montecito intends to sell all or a portion of its Interest pursuant to Section 9.5(a)(ii), then Montecito shall give a notice (“Transfer Notice”) to CHP stating that Montecito intends to Transfer such portion of its Interest to a third party and setting forth the terms and conditions, including gross purchase price at which Montecito is prepared to sell its Interest (the “Transfer Price”). Upon receipt of the Transfer Notice, CHP shall either accept, reject, or challenge the Transfer Price. If the Transfer Price is accepted, CHP shall so notify Montecito (“Acceptance Notice”) and within three (3) Business Days of acceptance, the Independent Accountant acting on behalf of the Company shall determine the cash amount (the “ROFO Amount”) that Montecito would have received in respect of such portion of Montecito’s Interest pursuant to Section 8.2, net of the Transfer Expenses, in the event of a Capital Transaction of the type described in Section 10.1(a) above on the date of delivery of the Transfer Notice for a sales price equal to the Transfer Price, and shall notify Montecito and CHP of the same. Upon delivery and acceptance of the ROFO Amount, CHP shall purchase Montecito’s Interest in accordance with the provisions of Section 12.3 of this

Agreement. If the Transfer Price is rejected, CHP shall so notify Montecito (“Rejection Notice”) and Montecito shall be free to sell its Interest to any third party in accordance with Section 12.2(b) of this Agreement. If the Transfer Price is challenged, then CHP may engage a third-party appraiser to appraise the Transfer Price and shall give notice to Montecito of the same (the “Challenge Notice”). In the event of a dispute regarding such appraisal, the parties shall submit the dispute to binding arbitration, pursuant to Section 13.7 hereof, with CHP maintaining the right to purchase Montecito’s Interest at such time. The failure of CHP to deliver an Acceptance Notice, Rejection Notice, or Challenge Notice within such period of time shall be deemed to be the delivery by CHP of a Rejection Notice. If CHP fails to deliver a Transfer Price Notice within the time period set forth herein, Montecito shall be free to sell its Interest to any third party pursuant to the terms and conditions set forth in Section 11.2(b) below.

(b)        Subject to the restrictions of Section 9.1, Montecito shall at all times be free to negotiate with any prospective third party purchasers of its Interest and, if no Acceptance Notice has been timely delivered to Montecito, then Montecito may sell all or a portion of its Interest to a bona fide third-party purchaser (the “Third Party Purchaser”) for an amount that is equal to or greater than the ROFO Amount and upon other material terms no more favorable to such Third Party Purchaser than were the material terms offered by Montecito, provided that (i) such purchase price is payable in immediately available funds, (ii) Montecito and the Third Party Purchaser enter into a contract of sale not later than ninety (90) days after the date the Rejection Notices were delivered or deemed delivered and (iii) Montecito and the Third Party Purchaser close the Transfer at any time within one hundred twenty (120) days after the date the Rejection Notices were delivered or deemed delivered, on the terms and conditions set forth in Section 12.3 below. In such case, the Third Party Purchaser shall become a Member hereunder; provided however, that with respect to the voting rights of the Third Party Purchaser, if less than 100% percent of the Interest of Montecito is transferred to a Third Party Purchaser, such rights will be exercised by Montecito on behalf of the Third Party Purchaser as if Montecito retained 100% of its Interest.

12.3        Closing.

(a)        At the closing on (i) the date of the closing of the purchase by CHP or the Third Party Purchaser, (as applicable, the “ROFO Recipient”), of Montecito’s Interests which is the subject of a the right of first offer in accordance with Section 12.2 above (the “ROFO Closing Date”), or (ii) the Buy-Sell Closing Date in accordance with Section 12.1 above, (as the case may be, the “Buy-Sell Closing Date”) Montecito (on the ROFO Closing Date), or Buy-Sell Seller (on the Buy-Sell Closing Date), respectively, (as the case may be, the “Seller”), shall execute and deliver to the ROFO Recipient, or Buy-Sell Purchaser, respectively (as the case may be, the “Purchaser”), an assignment of the Seller’s Interest (or with respect to the ROFO Closing Date, such portion of such Seller’s Interest which is subject to the assignment) (which assignment shall warrant Seller’s ownership of the Interest being sold to be free and clear of all liens and other encumbrances) and such other instruments as the Purchaser may reasonably require, to give it good and lien free title to all of the Seller’s right, title and interest in the Company, subject to the terms of this Agreement. If the Purchaser has elected to have the Seller convey the Seller’s Interest to a designee or nominee of the Purchaser, the Company shall thereafter continue. In such event, the Purchaser and the Company shall indemnify the Seller against claims and liabilities of the Company arising after the date of such conveyance.

(b)       On the Closing Date, if the Purchaser is the remaining Member, then the Purchaser shall, at its option, either (i) obtain a full release of the Seller (or a partial release in the event the Seller continues to be a Member after the Closing Date in connection with the sale of a partial Interest to the Third Party Purchaser) from all liability, direct or contingent, by all holders of all Company and/or Subsidiary debts, obligations or claims against the Seller for which the Seller is or may be personally liable with respect to the period from and after the Closing Date, except for any debts, obligations or claims which are fully insured by a public liability insurer(s) reasonably acceptable to the Seller; or (ii) cause all such debts, obligations or claims to be paid in full on the Closing Date.

(c)       In the event of a contemplated transfer to take place pursuant to Section 12.1 or Section 12.2 of this Agreement, the Seller shall be entitled to receive distributions of available cash for the period ending at 11:59 p.m. of the day immediately preceding the Closing Date. All provisions allocating profits, losses, gains, deductions and credits for tax purposes shall remain in effect through the Closing Date.

(d)       The Managing Member is hereby authorized to execute and deliver all documents, instruments and agreements deemed necessary or desirable by the Managing Member in its reasonable discretion to consummate the sale of the applicable Interest on the terms required by this Agreement to a Third Party Purchaser. If any Member is required to execute any such documents, instruments or agreements, such Member shall execute the same upon the request of the Managing Member so long as the same are on terms and conditions which are reasonable and customary and do not increase the liability of such Member in such Member’s reasonable discretion.

(e)       If the Facility is damaged by fire or other casualty or if any Person possessing the right of eminent domain shall give notice of an intention to take or acquire any part of the Facility or the underlying Property of such Facility, and such notice is given between the date of election or deemed election by the Purchaser, and the Closing Date (if any), the following shall apply:

(i)        If the Facility is not substantially damaged (which shall be deemed to mean damage, the repair of which is reasonably estimated to cost no greater than $500,000.00), then the Purchaser (if any) shall be required to complete the transaction and the insurance proceeds or the relevant part thereof shall be retained by the Company and the Seller (if any) shall not be entitled to any portion thereof and shall credit Purchaser for Seller’s pro rata share (based on the Seller’s Percentage Interest immediately prior to the Closing Date) of any deductible.

(ii)       If the Facility is substantially damaged (which shall mean a casualty the repair of which is reasonably estimated to cost more than $500,000.00), or if a taking of the Facility worth at least $500,000.00 shall occur, then the Purchaser shall have the option to either (a) accept the Facility in an “as is” condition in which event any insurance or condemnation proceeds, settlements and awards or the relevant part thereof shall be retained by the Company and the Seller shall not be entitled to any portion thereof and shall credit Purchaser for Seller’s pro rata share (based on the Seller’s Percentage Interest immediately prior to the Closing Date) of any deductible, or (b) cancel the purchase.

(iii)      From and after the determination of the Closing Date, but prior to such Closing Date, provided that the purchase has not been canceled by the Purchaser pursuant to Section 12.3(e)(ii), the Company shall not settle any claim relating to a casualty that damages the Facility or a taking or acquisition of the Facility without the prior consent of the Purchaser.

(iv)      In the event that the purchase is canceled by the Purchaser pursuant to the above provisions, this Agreement shall remain in effect and continue to be binding on the parties and either Member shall thereafter have the right to continue to exercise its respective rights under Section 12.1 and Section 12.2 above.

12.4      Release from Guaranties.  As a condition to the buyout of a Member pursuant to the foregoing Sections 12.1 and 12.2, such Member and all of its Affiliates shall be released from the obligation to guarantee any of the obligations of the Company or any of its Subsidiaries or Affiliates under any financing. If either Member is the purchasing party, the purchasing Member shall, at its expense, secure the release from all lenders (without releasing any claim the Company may have against the applicable guarantor) of outstanding Affiliate Guaranties executed by the applicable Montecito Guarantor or CHP Guarantor or their respective Affiliates (other than obligations accrued prior to the transfer under any customary recourse carve-out guarantees) and, to the extent required, obtain the consent of all lenders to the buy-out of such Member (or cause the applicable loans to be repaid at closing).

12.5      Enforcement.   It is expressly agreed that the remedy at law for breach of the obligations of the Members set forth in this Article XII is inadequate in view of (a) the complexities and uncertainties in measuring the actual damage to be sustained by reason of the failure of a Member to comply fully with such obligations, and (b) the uniqueness of the Company’s business and the Member’s relationships. Accordingly, each of such obligations shall be, and is hereby expressly made, enforceable by a specific performance.

12.6      Financing.   The terms and provisions of this Article XII shall be subject to the terms and conditions of the Financing.

ARTICLE 13

MISCELLANEOUS

13.1      Further Assurances.      Each party to this Agreement agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by law or as, in the reasonable judgment of the Managing Member, may be necessary or advisable to carry out the intent and purpose of this Agreement so long as such acts and things do not increase the obligations or diminish the rights of any of the Members.

13.2      Notices.

(a)        Any and all notices, including any demands, consents, approvals, offers, elections and other communications required or permitted under this Agreement shall be deemed adequately given if in writing, addressed to the recipient of the notice at the addresses set forth below (or to such other addresses as the parties may specify by due notice to the others parties)

and if delivered either (a) in hand, in which case it will be deemed delivered on the date of delivery or on the date delivery was refused by the addressee, (b) by United States mail, postage prepaid, registered or certified, with return receipt requested, in which case it will be deemed delivered on the date of delivery as established by the return receipt (or the date on which the return receipt confirms that acceptance of delivery was refused by the addressee), (c) by Federal Express or similar expedited commercial carrier, with all freight charges prepaid, in which case it will be deemed delivered on the date of delivery as established by the courier service confirmation (or the date on which the courier service confirms that acceptance of delivery was refused by the addressee), or (d) by facsimile transmission with a hard copy to follow by any of the other methods above, in which case it will be deemed delivered on the day and at the time indicated in the sender’s automatic acknowledgment. If a notice is sent to a party, then copies of such notice under this Section shall also be sent by the same delivery method to the copy recipients. Whenever under this Agreement a notice is required to be delivered on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of required delivery shall automatically be extended to the next Business Day. All such notices shall be addressed as follows:

To CHP:

c/o CNL Healthcare Properties, Inc.

CNL Center at City Commons

450 South Orange Ave.

Orlando, Florida 32801

Attn.: Joseph T. Johnson, SVP and CFO and

Holly J. Greer, SVP and General Counsel

Telecopy No.:   407-540- 2544

Telephone No.: 407-540-7618 (Johnson)

407-540-7546 (Greer)

With a copy to:	Lowndes, Drosdick, Doster, Kantor & Reed, PA 215 North Eola Drive Orlando, Florida 32801 Attn.: Peter E. Reinert, Esq. Telecopy No.: 407-843-4444 Telephone No.: 407-418-6291
To Montecito:	c/o Montecito Medical Property Company, LLC 6187 Carpinteria Avenue, Suite 300 Carpinteria, California 93013 Attn: Paul Sandler Telecopy No.: 805-456-8785 Telephone No.: 805-456-0668

With a copy to:	c/o Beavers/Rogers Law & Advisory Group, LLC 500 Jesse Jewell Parkway, Suite 300 Gainesville, GA 30501 Attn: William S. Rogers, Esq. Telecopy No.: 678-928-5289 Telephone No.: 678-928-5275
And: Berkshire Realty Ventures 400 Madison Avenue, Suite 5A New York, New York 10017 Attn: Jason Grossman
The Berkshire Group One Beacon Street, Suite 1500 Boston, Massachusetts 02108 Attn: Mary Beth Bloom, Esq.
Jones Day 222 East 41st Street New York, New York 10017 Attn: Steven Koppel, Esq.

(b)       Notices, demands, requests, consents, approvals, offers, elections and other communications given by an attorney named above on behalf of its client and sent to the other party to this Agreement in the manner set forth in this Section shall have the same effect as if given by a party to this Agreement. Notwithstanding anything to the contrary contained in this Agreement, it is understood that notices to each party’s outside counsel shall be given as a courtesy only and failure to provide such notice shall not in any way affect or diminish the validity of the notice given to any party under this Agreement. By notice given as provided in this Section, the parties to this Agreement and their respective successors and assigns shall have the right from time to time and at any time during the Term to change their respective addresses effective five (5) Business Days after the date of receipt by the other parties of such notice and each party shall have the right to specify as its address any other address within the United States of America.

13.3      Headings and Captions.   All headings and captions contained in this Agreement and the table of contents hereto are inserted for convenience only and shall not be deemed a part of this Agreement.

13.4      Variance of Pronouns.  All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or entity may require.

13.5      Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one Agreement. The submission of a signature page transmitted by facsimile (or similar electronic transmission facility) shall be considered as an “original” signature page for purposes of this Agreement so long as the original signature page is thereafter transmitted by mail or by other delivery service and the original signature page is substituted for the facsimile signature page in the original and duplicate originals of this Agreement.

13.6      Governing Law; Litigation, Jurisdiction and Waiver of Jury Trial.

(a)        This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware without regard to conflict of laws principles.

(b)        For the purposes of any suit, action or proceeding involving this Agreement, the parties each hereby expressly and irrevocably submits to the jurisdiction of all federal and state courts sitting in the State of Florida which courts shall have jurisdiction over any such suit, action or proceeding commenced by any party. The parties consent to service of process, wherever made, by certified mail return receipt requested, personal service or any other method permitted by applicable law and the rules of the applicable court. In furtherance of such agreement, the parties agree, upon the request of any party, to discontinue (or agree to the discontinuance of) any such suit, action or proceeding pending in any other jurisdiction.

(c)        Each party hereby irrevocably waives any objection that either party may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any federal or state court sitting in the State of Florida and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(d)        If for any reason, the state and federal courts sitting in the State of Florida refuse to exercise jurisdiction over the proceeding or any party, then litigation as permitted herein may be brought in any court of competent jurisdiction in the United States of America.

(e)        EACH PARTY HEREBY WAIVES, IRREVOCABLY AND UNCONDITIONALLY, TRIAL BY JURY IN ANY ACTION BROUGHT ON, UNDER OR BY VIRTUE OF OR RELATING IN ANY WAY TO THIS AGREEMENT OR ANY OF THE DOCUMENTS EXECUTED IN CONNECTION HEREWITH, THE FACILITIES, OR ANY CLAIMS, DEFENSES, RIGHTS OF SET-OFF OR OTHER ACTIONS PERTAINING HERETO OR TO ANY OF THE FOREGOING.

13.7      Arbitration.

(a)        Any dispute with respect to the matters described in Sections 3.5, 5.5, and 12.2 under this Agreement for which arbitration in accordance with Section 13.7 is expressly provided shall be determined by binding arbitration proceeding (the “Arbitration Proceeding”) administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules and Expedited Procedures, in effect at the time of the demand for arbitration, provided, however, that to the extent any provision of this Section modifies, adds to, or is inconsistent with any provisions of those rules and procedures, the provisions of this Section shall control. Arbitration will be conducted before a single arbitrator in Orlando, FL (the “Venue”). The parties hereby acknowledge and agree that the party which did not initiate the

Arbitration Proceeding shall have the right to elect the Venue in its sole discretion, which shall be binding on both parties. The choice of law provisions set forth in Section 13.6 shall apply in any such Arbitration Proceeding. Any dispute, disagreement, or controversy arising out of or relating to this Agreement for which arbitration is not expressly provided as the means of resolution may be resolved by litigation as provided in Section 13.6 or by other lawful means.

(b)        The party desiring arbitration shall provide written notice in accordance with the requirements of Section 13.2 to the other party (the “Arbitration Notice”) indicating (i) the matter in controversy and (ii) the name, contact information and professional resume of the proposed arbitrator meeting the requirements for a qualified and independent arbitrator set forth in Section 13.7(c) (“Initial Arbitrator”) to arbitrate such matter in controversy. If the party receiving the Arbitration Notice rejects the Initial Arbitrator set forth in the Arbitration Notice it shall object by written notice in accordance with the requirements of Section 13.2 (“Objection Notice”) delivered to the other party within seven (7) Business Days of the receipt of the Arbitration Notice. The Objection Notice shall contain the name, contact information and professional resume of a different arbitrator meeting the requirements for a qualified and independent arbitrator set forth in Section 13.7(c) (“Secondary Arbitrator”) to arbitrate the matter in controversy set forth in the Arbitration Notice. If the party receiving the Objection Notice rejects the Secondary Arbitrator, it shall object in writing (“Secondary Objection Notice”) to the other party within seven (7) Business Days after the receipt of the Objection Notice. If neither the Initial Arbitrator nor the Secondary Arbitrator is accepted by the parties, the party which delivered the Arbitration Notice shall instruct the Initial Arbitrator and the Secondary Arbitrator to agree, within five (5) Business Days after receipt of the Secondary Objection Notice, upon an arbitrator (“Appointed Arbitrator”) meeting the requirements for a qualified and independent arbitrator set forth in Section 13.7(c). If they agree upon an Appointed Arbitrator who is prepared to act as the Appointed Arbitrator, the Initial Arbitrator and Secondary Arbitrator shall deliver written notice of the name, contact information and professional resume of the Appointed Arbitrator to each party simultaneously. The appointment of the Appointed Arbitrator shall be a final decision, which shall not be subject to objection by either party, unless either party to this Agreement within five (5) Business Days after such selection of an Appointed Arbitrator, gives written notice in accordance with the requirements of Section 13.2 of this Agreement to the other party, in writing, that such Appointed Arbitrator fails to meet the requirements for a qualified and independent arbitrator set forth in Section 13.7(c) and provides specific information in such written notice as to the reasons why such failure exists.

(c)        In the event the Initial Arbitrator and the Secondary Arbitrator cannot agree on an Appointed Arbitrator or if such appointed Arbitrator is unwilling to act as the Appointed Arbitrator or if either party objects to the Appointed Arbitrator within five (5) Business Days after the selection of such Appointed Arbitrator, as permitted in this Section 13.7, then either party may petition the AAA (or any successor body of similar function) to appoint an arbitrator within five (5) Business Days of such petition using the following criteria: such arbitrator shall be (i) with respect to physical property matters, a licensed professional engineer or registered architect having at least ten (10) years’ experience in the design or construction of medical office facilities similar to the Facility, (ii) with respect to financial matters, a partner in a “Big Four Accounting Firm” with at least ten (10) years’ experience with the type of matter in dispute, (iii) with respect to property management issues, an individual who shall have had at least ten (10) years’ experience managing similar medical office facilities in the market place for the matter in dispute and (iv) be neutral and shall have had no prior notice, information or discussions concerning such controversy and shall not be employed by or associated with either party or any Affiliate of either of them, or any of their respective agents or affiliates at such time or for the previous ten (10) years. If the dispute involves more than one type of matter, then the Appointed Arbitrator may be (v) an individual with expertise in any one of the types of matters in dispute, or (vi) a retired judge.

(d)        The Arbitration Proceedings shall commence fifteen (15) Business Days after the engagement or appointment of the appropriate arbitrator pursuant to this Section 13.7. The arbitrator shall make a determination within ten (10) Business Days after conclusion of the Arbitration Proceeding.

(e)        The costs and expenses of an Arbitration Proceeding including the administrative fees and costs, expert fees and the arbitrator’s fees and costs, shall be shared equally by CHP and Montecito, and each party shall bear its own counsel, expert, administrative fees and other professional fees and expenses with respect to such Arbitration Proceeding; provided, however, that the Appointed Arbitrator may (but shall not be required to), in the exercise of his/her best judgment, assess one party for a part or all of the costs of the other party, including, without limitation, the costs of the Arbitration Proceeding.

(f)        Any arbitrator’s final decision and award shall be in writing, shall be binding on the parties and shall be non-appealable, and counterpart copies thereof shall be delivered to both parties. A judgment or order based upon such award may be entered in any court of competent jurisdiction. All actions necessary to implement the decision of the arbitrator shall be undertaken as soon as possible, but in no event later than three (3) Business Days after the rendering of such decision.

13.8      Partition.    The Members hereby agree that no Member nor any successor-in-interest to any Member shall have the right to have the property of the Company partitioned, or to file a complaint or institute any proceeding at law or in equity to have the property of the Company partitioned, and each Member, on behalf of himself, his successors, representatives, heirs and assigns, hereby waives any such right.

13.9      Compliance with ERISA and State Statutes on Governmental Plans.Anything else in this Agreement contained to the contrary notwithstanding, CHP shall have up to fifteen (15) days following a purchase or other acquisition by a Benefit Plan Investor to undo any such purchase or other acquisition that results in a twenty-five percent (25%) or more participation in the Company by such Benefit Plan Investor.

(b)        In addition, CHP will certify at least annually, that the Company shall operate as a real estate operating company (a “REOC”), as that term is defined in 29 C.F.R. Section 2510.3-101(e). Moreover, CHP will certify, at least annually, that the Company has and exercises direct contractual rights to substantially participate in or substantially influence the conduct of any of the REOC’s management.

(c)        Montecito shall indemnify CHP and defend and hold CHP harmless from and against all loss, cost, damage and expense that CHP may incur, directly or indirectly, as a result of a (i) default by Montecito under this Section 13.9, (ii) a breach of a representation or warranty given by Montecito under this Section 13.9, or (iii) any material misstatement or omission in a certification by Montecito or proposed transferee of Montecito which is given to CHP pursuant to this Section 13.9. The liability, excise taxes, penalties, interest, loss, cost, damage and expense will include attorney’s fees and costs incurred in the investigation, defense and settlement of claims and losses incurred in:

(i)        correcting any Plan Violation,

(ii)       the sale of a prohibited Company interest, or

(iii)      obtaining any individual exemption for a Plan Violation that may be required, in CHP’s sole discretion. This indemnity shall survive (x) the sale of the Facility or of Montecito’s Interest and (y) termination of this Agreement.

(d)        The Company will not enter into any agreements, or suffer any conditions, that CHP determines, in its reasonable judgment, would result in a Plan Violation. At Montecito’s request, CHP shall deliver a written notice of each such determination to such Member together with an explanation of the reasons for the determination.

(e)        Upon Montecito’s reasonable request, CHP agrees to cooperate with Montecito’s efforts to discover and correct Plan Violations.

13.10   Invalidity.   Every provision of this Agreement is intended to be severable. The invalidity and unenforceability of any particular provision of this Agreement in any jurisdiction shall not affect the other provisions of this Agreement, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

13.11   Successors and Assigns.  This Agreement shall be binding upon the parties hereto and their respective successors, executors, administrators, legal representatives, heirs and legal assigns and shall inure to the benefit of the parties hereto and, except as otherwise provided in this Agreement, their respective successors, executors, administrators, legal representatives, heirs and legal assigns.

13.12   Entire Agreement.   This Agreement supersedes all prior agreements among the parties with respect to the subject matter of this Agreement and contains the entire Agreement among the parties with respect to such subject matter.

13.13   Waivers.  No waiver of any provision of this Agreement by any party hereto shall be deemed a waiver by any other party nor shall any such waiver by any party be deemed a continuing waiver of any matter by such party. No amendment, modification, supplement, discharge or waiver of this Agreement shall require the consent of any Person not a party to this Agreement.

13.14   No Brokers.    Except as disclosed in the Disclosure Statement to the Transfer Agreement, each of the Members hereto represents and warrants to each other that there are no brokerage commissions or finders’ fees (or any basis therefor) resulting from any action taken by such Member or any Person acting or purporting to act on their behalf upon entering into this

Agreement. Each Member agrees to defend, indemnify and hold harmless each other Member for all costs, damages or other expenses, including, without limitation, reasonable attorneys’ fees and expenses, arising out of any misrepresentation made in this Section 13.13.

13.15   Confidentiality.   Each Member agrees not to disclose or permit the disclosure of any of the terms of this Agreement or of any other confidential, non-public or proprietary information relating to the Company Assets or business (collectively, “Confidential Information”), provided that such disclosure may be made (a) to any Affiliate or other Person who is a partner, member, officer, director or employee of such Member or Affiliate or counsel to or financial advisors or accountants of such Member solely for their use on behalf of such Member and on a need-to-know basis, provided that such Persons are notified of the Member’s confidentiality obligations pursuant to this Agreement, (b) with the consent of the other Members, (c) if required by governmental law, rule or regulation, in which event the disclosing party shall, unless prohibited by law, immediately notify the other of the terms and circumstances of the disclosure, and cooperate with any efforts to prevent or limit disclosure, (d) subject to the next paragraph, pursuant to a subpoena or order issued by a court, arbitrator or governmental body, agency or official or (e) to any lender providing financing to the Company.

In the event that a Member shall receive a request to disclose any Confidential Information under a subpoena or order such Member shall (x) promptly notify the other Members thereof, (y) consult with the other Members on the advisability of taking steps to resist or narrow such request and (z) if disclosure is required or deemed advisable, cooperate with any of the other Members in any attempt it may make to obtain an order or other assurance that confidential treatment will be accorded the Confidential Information that is disclosed.

13.16   No Third Party Beneficiaries.   This Agreement is not intended and shall not be construed as granting any rights, benefits or privileges to any Person not a party to this Agreement or an Indemnified Person.

13.17   Power of Attorney.   Subject to Section 3.5, each of the undersigned does hereby constitute and appoint Managing Member as its true and lawful representative and attorney-in-fact, in its name, place, and stead to make, execute, sign, and file any amendment to the Certificate of Formation of the Company required because of an amendment to this Agreement or in order to effectuate any change in the membership of the Company, and all such other instruments, documents, and certificates which may from time to time be required by the laws of the United States of America, the State of Delaware, or any other state in which the Company shall determine to do business, or any political subdivision or agency thereof, to effectuate, implement, and continue the valid and subsisting existence of the Company, or in connection with any state tax filings of the Company. The power of attorney granted hereby is coupled with an interest and shall (a) continue in full force and effect notwithstanding the subsequent death, incapacity, dissolution, termination, or Bankruptcy of the Member granting the same or the Transfer of all or any portion of such Member’s Interest, and (b) extend to such Member’s successors, assigns, and legal representatives.

13.18   Invalidity.  The provisions of this Section 13.17 were negotiated in good faith by the parties to this Agreement, and the parties agree that such provisions are reasonable and are not more restrictive than necessary to protect the legitimate interests of the parties hereto. It is the intention of the parties to this Agreement that if any of the restrictions or covenants contained herein is held to be for a length of time that is not permitted by applicable law, or is any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform such provision to provide for a restriction or covenant having the maximum time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under applicable law.

13.19   Construction of Documents.  The parties acknowledge that they were represented by separate and independent counsel in connection with the review, negotiation and drafting of this Agreement and that this Agreement shall not be subject to the principle of construing its meaning against the drafter.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Limited Liability Company Agreement effective as of the Effective Date.

MEMBERS:

MMAC BERKSHIRE CLAREMONT LLC, a Delaware limited liability company
By:	/s/ Edward W. Conk
Name: Edward W. Conk
Title: Chief Executive Officer

Signature Page to JV Agreement

CHP CLAREMONT HOLDING, LLC, a Delaware limited liability company
By:	/s/ Joshua J. Taube
Name: Joshua J. Taube
Title: Vice President

Signature Page to JV Agreement

Schedule 1.1

Description of Facility

[Intentionally Omitted]

Schedule 3.5

Major Decisions

[Intentionally Omitted]

Schedule 6.1

Percentage Interests of the Members

[Intentionally Omitted]

Exhibit A

Annual Budget

[Intentionally Omitted]

Exhibit B

Indemnification and Contribution Agreement

[Intentionally Omitted]